Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Space Finco, Inc.,

a Delaware corporation;

Space Mergerco, Inc.,

a Delaware corporation; and

Avid Bioservices, Inc.,

a Delaware corporation.

Dated as of November 6, 2024

i

(continued)

(continued)

(continued)

Exhibits
Exhibit A – Certain Definitions

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of November 6, 2024, by and among Space Finco, Inc., a Delaware corporation (“Parent”); Space Mergerco, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”); and Avid Bioservices, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.          Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL.  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue in its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes hereinafter referred to as the “Surviving Corporation”) and, following the Merger, will be a wholly owned Subsidiary of Parent.

B.          The board of directors of the Company (the “Company Board”) has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable, and in the best interest of, the Company and its stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iii) subject to the terms and conditions of this Agreement, resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger and the Transactions (the “Company Board Recommendation”).

C.          The board of directors of each of Parent and Merger Sub has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable, and in the best interest of Parent and Merger Sub and their respective stockholders, and (ii) authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions, including the Merger.

D.           Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered (a) limited guarantees (the “Guarantees”) from the Equity Financing Parties in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement, and (b) equity commitment letters between Parent and the Equity Financing Parties, pursuant to which the Equity Financing Parties have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amount set forth therein.

E.           Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions, and (ii) prescribe certain conditions with respect to the consummation of the Transactions.

NOW, THEREFORE, the Parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I.THE MERGER

Section 1.1          Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Parties shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the Surviving Corporation.

Section 1.2          Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3           Closing; Effective Time.

(a)          Unless this Agreement shall have been terminated pursuant to Article VI, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place remotely by electronic exchange of deliverables at 8:00 a.m. Eastern Time no later than the third (3rd) business day on which the conditions set forth in Article V are satisfied or waived (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless another date, time or place is agreed to in writing by the Parties.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b)          Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the DGCL.  The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”).

Section 1.4           Certificate of Incorporation and Bylaws.  At the Effective Time:

(a)        the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation; and

(b)         the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws.

Section 1.5           Directors and Officers.  At the Effective Time:

(a)           the parties will take the necessary actions such that the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified; and

(b)          the parties will take the necessary actions such that the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

Section 1.6           Conversion of Shares.

(a)          At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)          any shares of Company Common Stock (each, a “Share”) then owned or held by the Company or any direct or indirect wholly owned Subsidiary of the Company or held in the Company’s treasury (other than, in each case, Shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)         any Shares then owned or held by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)      except as provided in Section 1.6(a)(i) and Section 1.6(a)(ii) and subject to Section 1.6(b), each Share then issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be canceled and cease to exist and be converted into the right to receive $12.50 in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Legal Requirements and in accordance with Section 1.7(g); and

(iv)       each share of the common stock, par value of $0.01 per share, of Merger Sub then outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation.

(b)         If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately and equitably adjusted to provide the holders of Shares and holders of Company Options, RSUs and PSUs with the same economic effect as contemplated by this Agreement prior to such event.

Section 1.7           Surrender of Certificates; Stock Transfer Books.

(a)         Prior to the Effective Time, Parent shall, at its sole cost and expense, designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such Shares shall become entitled pursuant to Section 1.6.  The agreement entered into prior to Closing pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company (the “Paying Agent Agreement”).  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash in U.S. dollars sufficient to make payment of the aggregate Merger Consideration, Option Consideration, RSU Consideration and PSU Consideration payable pursuant to Section 1.6 and Section 1.9(d) (other than such Option Consideration, RSU Consideration and PSU Consideration payable through payroll in accordance with and subject to Section 1.7(g) and Section 1.9(d)) (the total cash deposited with the Paying Agent, the “Payment Fund”).  The Payment Fund shall not be used for any purpose other than to pay the aggregate Merger Consideration, Option Consideration, RSU Consideration and PSU Consideration payable pursuant to Section 1.6 and Section 1.9(d), in each case, in accordance with the terms of this Section 1.7(a).  The Payment Fund shall be invested by the Paying Agent as and to the extent reasonably directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months; provided, further, that no gain or loss on the Payment Fund shall affect the amounts payable hereunder. In the event the Payment Fund shall be insufficient to pay the Merger Consideration in accordance with Section 1.6, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment.

(b)         Promptly after the Effective Time (but in no event later than two (2) business days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide to each Person who was, at the Effective Time, a holder of record of Shares that are (i) represented by certificates evidencing such Shares (the “Certificates”) or (ii) Book-Entry Shares that are not held, directly or indirectly, through DTC, in the case of each of clauses (i) and (ii), notice advising such Person of the occurrence of the Effective Time, which notice shall include (A) appropriate transmittal materials, including a letter of transmittal (which shall be in reasonable and customary form), specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms of the conditions of the Paying Agent Agreement), as applicable and (B) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or such Book-Entry Shares to the Paying Agent in exchange for the Merger Consideration that such holder is entitled to receive as part of the Merger pursuant to Section 1.6. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof.

(c)        With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section 1.6.

(d)          Upon surrender to the Paying Agent of the Shares that (i) are represented by Certificates, by physical surrender of such Certificates (or effective affidavits of loss in lieu thereof), together with duly completed and executed appropriate transmittal materials required by the Paying Agent, (ii) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of such Book-Entry Shares (or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement) and (iii) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary and desirable third-party intermediaries pursuant to Section 1.7(c), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Payment Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds equal to the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares.  No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof.  If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.  Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(e)         At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that is payable to them upon due surrender of the Certificates or Book-Entry Shares held by them.  Neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f)           As of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements.

(g)          Each of the Paying Agent, the Company, the Surviving Corporation, Parent, Merger Sub, and each of their respective withholding agents and Affiliates, as applicable, shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from any consideration payable to any holder of Shares, Company Options, RSUs or PSUs or any other amounts payable pursuant to this Agreement to any other Person pursuant to this Agreement such Taxes as are required by any applicable Tax Legal Requirements to be deducted and withheld. Other than with respect to withholding arising from compensatory amounts, failure to provide the certificate described in Section 5.2(d) of this Agreement or any withholding arising from any payee’s failure to provide a duly executed IRS Form W-9 or the appropriate version of and duly executed IRS Form W-8 (including all applicable attachments), as applicable, required to be delivered to the Paying Agent pursuant to the Paying Agent Agreement, Parent shall use commercially reasonable efforts to (i) provide notice to the applicable payee at least three (3) days prior to withholding and (ii) cooperate to avoid such deduction or withholding obligation.  To the extent that amounts are so deducted or withheld and timely remitted to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding anything to the contrary herein but subject to Section 1.9(d), any employee compensation payable pursuant to or as contemplated by this Agreement shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable.

(h)        If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.7(g)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article I.

Section 1.8           Dissenters’ Rights.  Notwithstanding anything to the contrary in this Agreement, Shares outstanding immediately prior to the Effective Time that are held by holders (a) who are entitled to demand appraisal rights under Section 262 of the DGCL, (b) have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL, and (c) as of the Effective Time have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (such Shares, the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration as of the Effective Time, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, that, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.7(g)), and such Shares shall not be deemed to be Dissenting Shares. At the Effective Time, any holder of Dissenting Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in this Section 1.8.  The Company shall provide Parent prompt (and in no event later than two (2) business days after receipt by the Company) written notice of any written demands received by the Company for appraisal of any Shares, any written withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL or other applicable Legal Requirements that relates to such demand, and Parent will have the opportunity and right to participate in and, after the Effective Time, direct all negotiations and Legal Proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment (or direct any payment to be made) with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 1.9           Treatment of Company Options, RSUs and PSUs.

(a)          Each Company Option that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time.  Immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each vested Company Option (after giving effect to the acceleration treatment set forth in the preceding sentence) that is then outstanding and unexercised as of immediately before the Effective Time shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the excess of the Merger Consideration over the exercise price payable per Share under such Company Option (the “Option Consideration”), less applicable Tax withholdings, which amount shall be paid in accordance with Section 1.9(d) and subject to Section 1.7(g).  Each Company Option with a per share exercise price that is equal to or greater than the Merger Consideration shall be cancelled at the Effective Time without the payment of consideration therefor and shall have no further force or effect.

(b)          Each restricted stock unit award granted pursuant to any of the Company Equity Plans (each, an “RSU” and together, the “RSUs”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the total number of Shares issuable in settlement of such RSU immediately prior to the Effective Time without regard to vesting, multiplied by (B) the Merger Consideration (the “RSU Consideration”), less applicable Tax withholdings, which amount shall be paid in accordance with Section 1.9(d) and subject to Section 1.7(g).

(c)          Each performance stock unit award granted pursuant to any of the Company Equity Plans (each, a “PSU” and together, the “PSUs”) that is outstanding as of immediately prior to the Effective Time, shall, immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, to the extent unvested, vest in accordance with their terms at the greater of target performance (100%) and actual performance determined as of the end of the fiscal quarter immediately preceding the Effective Time, and each PSU shall be cancelled and converted into solely the right to receive an amount in cash, without interest, equal to the product of (A) the total number of Shares (determined at the greater of target performance (100%) and actual performance determined as of the end of the fiscal quarter immediately preceding the Effective Time) issuable in settlement of such PSU immediately prior to the Effective Time without regard to vesting, multiplied by (B) the Merger Consideration (the “PSU Consideration”), less applicable Tax withholdings, which amount shall be paid in accordance with Section 1.9(d) and subject to Section 1.7(g).

(d)         As soon as reasonably practicable after the Effective Time (but no later than the later of (i) five (5) business days after the Effective Time or (ii) the first payroll date after the Effective Time), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable Subsidiary’s payroll the aggregate Option Consideration, RSU Consideration and PSU Consideration payable with respect to Company Options, RSUs and PSUs held by current or former employees of the Company or its Subsidiaries (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 1.7(g)); provided, however, that to the extent the holder of a Company Option, RSU or PSU is not, and was not at any time during the vesting period of the Company Option, RSU or PSU, an employee of the Company or its Subsidiaries for employment Tax purposes, the Option Consideration, RSU Consideration or PSU Consideration payable pursuant to Section 1.9 with respect to such Company Option, RSU or PSU shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 1.7.

(e)         Prior to the Closing, the Company Board or any committee thereof shall adopt such resolutions as are necessary to give effect to the transactions contemplated by Section 1.9, including to provide that the Company Equity Plans and all awards issued thereunder will terminate as of the Effective Time.

Section 1.10         No Dividends or Distributions.  No dividends or other distributions with respect to the capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any Shares.

Section 1.11       Further Action.  If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE II.REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article II, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, on or after April 30, 2022 and at least one (1) business day prior to the date of this Agreement (so long as such documents are publicly available via the Electronic Data Gathering Analysis and Retrieval (EDGAR) system) (the “Recent SEC Reports”) (other than any disclosures of information, factors or risks that are predictive, cautionary or forward-looking in nature contained or referenced therein under the captions “Risk Factors” “Cautionary Note Regarding Forward-Looking Statements,” and “Quantitative and Qualitative Disclosures About Market Risk”), except that it is understood that any matter disclosed in such Recent SEC Reports will not be deemed to be disclosed for purposes of Section 2.1, Section 2.3, Section 2.5, Section 2.7(c) and Section 2.23; or (b) subject to Section 7.11, as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows as of the date hereof and as of the Closing:

Section 2.1           Due Organization and Good Standing.

(a)       The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own, lease, operate and use its properties and assets in the manner in which its properties and assets are currently owned, leased, operated and used, except, in each case, where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company is qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of the Certificate of Incorporation, bylaws or other charter or organizational documents.

(b)         The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Company and each of its Subsidiaries, including all amendments thereto, as in effect on the date hereof.

Section 2.2           Subsidiaries.

(a)       Section 2.2(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization.  Neither the Company nor any of its Subsidiaries own any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity, other than a Subsidiary of the Company.  Neither the Company nor any of its Subsidiaries has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor any of its Subsidiaries owns any debt securities in any other Entity.

(b)          Each Subsidiary of the Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary of the Company has all requisite power and authority to own, lease, operate and use its properties and assets and carry on its business as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Legal Requirements, and are authorized and validly issued and are fully paid and nonassessable. No outstanding capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company has been issued in violation of any preemptive rights, rights of first refusal or other similar rights. No Subsidiary of the Company has any outstanding or authorized any options or other rights to acquire from such Subsidiary, or any obligations to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary.

Section 2.3           Authority; Binding Nature of Agreement; Anti-Takeover Laws.

(a)         The Company has all corporate power and authority, and has taken all corporate action necessary, to enter into and deliver and to perform its obligations under this Agreement and any other agreement contemplated herein and, subject to obtaining the Company Required Vote, to consummate the Merger.  The Company Board (at a meeting duly called and held) has (a) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable to, and in the best interest of, the Company and its stockholders, (b) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (c) resolved to make the Company Board Recommendation, which resolutions, subject to Section 4.4, have not been subsequently withdrawn or modified in a manner adverse to Parent. The only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the Merger is the Company Required Vote. This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(b)          Assuming the accuracy of the representations and warranties set forth in Section 3.9, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL or any other “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation shall be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Transactions.

Section 2.4          Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, the HSR Act and any other applicable Antitrust Laws and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) conflict or contravene with or cause a violation of any of the provisions of the Certificate of Incorporation or bylaws (or similar organizational documents) of the Company; (b) conflict or contravene with or cause a violation by the Company of any Legal Requirements or order applicable to the Company, or to which the Company is subject; or (c) conflict or contravene with, result in breach or violation of, or constitute a default under (with or without notice or lapse of time or both), or give rise to any right of termination, revocation, modification, amendment, acceleration or cancellation of any Material Contract, except in the case of clauses (b) and (c), for such violations, conflicts, breaches, and defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as may be required by the Exchange Act, the DGCL, the HSR Act and the rules and regulations of Nasdaq, no authorization, registration, approval, order, Consent, notice, or filing is required from any Governmental Body at or prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger or the other Transactions and the performance by the Company of its covenants and obligations pursuant to this Agreement, except those authorizations, registrations, approvals, orders, notifications, filings or Consents that the failure to so give, make, obtain or receive would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.5           Capitalization.

(a)          The authorized capital stock of the Company consists of: (i) 150,000,000 Shares, of which 63,955,784 shares have been issued or are outstanding as of the close of business on the Reference Date; and (ii) 5,000,000 shares of Company Preferred Stock, none of which are issued or outstanding as of the close of business on the Reference Date.  All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding Shares have been issued in violation of any preemptive rights, rights of first refusal or other similar rights. Except as set forth in this Section 2.5(a), the Company has no other shares of capital stock authorized. All of the Shares issuable upon conversion of the 2029 Convertible Notes have been duly authorized by all necessary corporate action. The issuance of the outstanding 2029 Convertible Notes was duly authorized by all necessary corporate action and the 2029 Convertible Notes were issued in accordance with the terms of the 2029 Indenture.

(b)          (i) None of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, redemption right, repurchase right, anti-dilutive right or any similar right, (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having a right to vote on any matters on which the Company Stockholders have a right to vote and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares.  The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares.  The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act or the Exchange Act. There are no accrued and unpaid dividends with respect to any outstanding capital stock of the Company.

(c)          As of the close of business on the Reference Date: (i) 1,875,991 Shares are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans; (ii) 2,477,395 Shares are subject to or otherwise deliverable in connection with outstanding RSUs under Company Equity Plans, assuming a maximum number of shares to be issued under such RSUs; (iii) 1,830,219 Shares are subject to or otherwise deliverable in connection with outstanding PSUs under Company Equity Plans, assuming a maximum number of shares to be issued under such PSUs; (iv) 91,685 Shares are reserved for future issuance under the Company ESPP; and (v) 16,180,000 Shares are reserved for issuance pursuant to the 2029 Indenture.  Other than the Merger and the other Transactions, there has been no event, condition or development that has resulted in an adjustment to the Conversion Rate (as defined in the 2029 Indenture) with respect to the 2029 Convertible Notes.  Other than the 2029 Indenture, the Company has no agreements or arrangements with the holders of the 2029 Convertible Notes pursuant to which it is obligated to pay any monetary compensation to such holders upon the consummation of the Merger and the Transactions. As of the close of business on the Reference Date, before giving effect to any “make-whole” adjustments set forth therein, the Conversion Price (as defined in the 2029 Indenture) of the 2029 Convertible Notes was $9.88875. From the Reference Date to the date of this Agreement, the Company has not issued or granted any Shares or shares of Company Preferred Stock, except for Shares issued pursuant to the vesting and settlement of RSUs and PSUs that were outstanding on the Reference Date in accordance with their terms.

(d)          Except for the 2029 Convertible Notes and as otherwise set forth in this Section 2.5, as of the close of business on the Reference Date, there were no: (i) outstanding shares of capital stock, or other equity interest in the Company; (ii) outstanding subscriptions, options, calls, warrants, conversion or exchange rights or other rights (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of the Company or its Subsidiaries; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or its Subsidiaries; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which the Company or its Subsidiaries are or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e)          Section 2.5(e) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option, RSU and PSU outstanding as of the close of business on the Reference Date, as applicable: (i) the name of the recipient; (ii) the number of Shares subject to such Company Option, RSU or PSU; (iii) the exercise or purchase price of such Company Option if applicable; (iv) the date on which such Company Option, RSU or PSU was granted; (v) the vesting schedule applicable to such Company Option, RSU or PSU (including the vested and unvested portion of each such Company Option, RSU or PSU as of the Reference Date);  (vi) the date on which such Company Option expires; and (vii) whether such Company Option is intended to be an incentive stock option as described in Section 422 of the Code.  All grants of Company Options, RSUs and PSUs were validly issued and properly approved by the Company Board (or a committee thereof) in accordance with all applicable Legal Requirements and the exercise price per Share of each Company Option was not less than the fair market value of a Share on the applicable date of grant. Each Company Option that is intended to qualify as an “incentive stock option” satisfies the requirements of Section 422 of the Code. The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options, RSUs and PSUs outstanding as of the date of this Agreement, the forms of all stock option agreements and forms of grant notice evidencing such Company Options and the forms of stock unit agreements and forms of grant notice evidencing such RSUs and forms of performance stock unit agreements and forms of grant notice evidencing such PSUs, and any stock option agreement evidencing Company Options, stock unit agreement evidencing RSUs or performance stock unit agreement evidencing PSUs that materially deviates from the form.  The Company has delivered or made available to Parent or Parent’s Representatives copies of the Company ESPP, any amendments thereto and all applicable offering documents.  Other than as set forth in Section 2.5(b), there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, performance stock unit award, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company and there is no Contract to which the Company is a party or with respect to which the Company has or would reasonably be expected to have liability, in each case, that contains a promise or commitment to grant a Company Stock Award or other award under the Company Equity Plans that has not been satisfied by the Company as of the Reference Date. The Company has the requisite power and authority, in accordance with the applicable Company Equity Plans, the applicable award agreements and any other applicable Contract, to take the actions contemplated by Section 1.9.

Section 2.6           SEC Filings; Financial Statements.

(a)        Since April 30, 2022, the Company has filed or furnished all reports, schedules, forms, statements and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”).  As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (ii) except to the extent that information contained in a Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) in an amendment to such Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)        The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S‑X, or, in the case of unaudited financial statements, as permitted by Form 10‑Q, Form 8‑K or any successor form under the Exchange Act); and (iii) fairly presented in accordance with GAAP, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end audit adjustments that are not, individually or in the aggregate, material).  No financial statements of any Person other than the Subsidiaries of the Company are required by GAAP to be included in the consolidated financial statements of the Company.

(c)           The Company maintains, and at all times since April 30, 2022 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a‑15(f) and 15d‑15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended April 30, 2024, and, except as set forth in the Recent SEC Reports, since April 30, 2022, neither the Company nor, to the knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (C) any claim or allegation regarding any of the foregoing.

(d)        The Company maintains disclosure controls and procedures required by Rules 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e)         Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to any applicable Company SEC Documents, and the statements contained in such certifications are correct and complete.  “Principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act.  The Company does not have and has not arranged any, outstanding “extensions of credit” to any current or former director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(f)          Since April 30, 2022, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral complaint allegation, assertion or claim with respect to auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company, or unlawful auditing matters with respect to the Company or any Subsidiary of the Company, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Since April 30, 2022, no internal investigations with respect to auditing practices have been conducted.

(g)         Neither the Company nor any of its Subsidiaries is a party to nor has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in the instructions to Item 303(b) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities, whether absolute, contingent, accrued or fixed, matured or unmatured, or otherwise, that are required by GAAP to be reflected or reserved against on the Company in the Company’s published financial statements or other Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

(h)        As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.  To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and, as of the date hereof, there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(i)         The Proxy Statement (as defined below) will not, at the time it is filed with the SEC, at the time it is mailed to the Company’s stockholders, or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Merger Sub, or any Affiliate of Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement.

Section 2.7         Absence of Changes.  From the date of the Balance Sheet through the date of this Agreement, (a) except for the Transactions and discussions and negotiations related thereto, the Company and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice, (b) the Company and its Subsidiaries have not taken, committed or agreed to take any action that would be prohibited by Section 4.2 (excluding Section 4.2(b)(iv) and Section 4.2(b)(v)) if taken or proposed to be taken after the date hereof through the Effective Time and (c) there has not occurred a Material Adverse Effect.

Section 2.8           Title to Assets.  The Company and each of its Subsidiaries has good and valid title to (free and clear of any Encumbrances, other than Permitted Encumbrances) all tangible personal property and assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, including all material tangible assets (other than capitalized or operating leases) reflected on the Company’s audited balance sheet in the most recent Annual Report on Form 10-K (the “Balance Sheet”) filed by the Company with the SEC (but excluding intellectual property which is covered by Section 2.10), free and clear of all Encumbrances other than Permitted Encumbrances and except for assets (including inventory) sold or otherwise disposed of in the ordinary course of business or in connection with the Transactions since the date of such Balance Sheet and except where such failure to have good and valid title has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.9           Real Property.

(a)           Neither the Company nor any of its Subsidiaries owns or, since April 30, 2022, has owned any real property.

(b)         Section 2.9(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all real property that is leased or subleased by the Company and its Subsidiaries from another Person (the “Leased Real Property”). Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, the Company and each of its Subsidiaries holds a valid and existing leasehold interest in each Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances described in the leases and subleases with respect to real property to which the Company or any of its Subsidiaries is a party.  Neither the Company nor any of its Subsidiaries have received any written notice, or to the knowledge of the Company, other notice, regarding any violation or breach or default under any Company Lease that has not since been cured, in each case, except for violations or breaches that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no material subleases, licenses, occupancy agreements, consents, assignments, purchase agreements, or other contracts granting to any Person (other than the Company or its Subsidiaries) the right to use or occupy the Leased Real Property, and no other Person (other than the Company and its Subsidiaries) is in possession of the Leased Real Property. The Leased Real Property leases are in full force and effect and are valid, binding and enforceable on the Company or one of its Subsidiaries that is a party to such lease and, to the knowledge of the Company, the other parties thereto, subject to Bankruptcy and Equity Exceptions. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to the applicable the Leased Real Property leases is in default in any material respect under any of such leases.

Section 2.10         Intellectual Property.

(a)        Section 2.10(a) of the Company Disclosure Schedule identifies each item of Registered IP included in the Company IP. All of the Registered IP included in the Company IP is subsisting and, to the knowledge of the Company, valid and enforceable.  No action (including any cancellation, interference, opposition, inter partes review, reissue, reexamination) or other proceeding of any nature (other than non-final office actions with respect to the prosecution of any patent or trademark applications being conducted before a Governmental Body in the ordinary course of business) is pending or, to the knowledge of the Company, threatened in writing, in which the scope, validity, enforceability or ownership of any Registered IP required to be listed on Section 2.10(a) of the Company Disclosure Schedule is being or has been contested or challenged, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries (i) solely and exclusively owns all rights, title and interests in and to all Company IP, free and clear of all Encumbrances other than Permitted Encumbrances, and, (ii) has a valid and enforceable right to use all other material Intellectual Property Rights used by the Company or any of its Subsidiaries in their businesses as currently conducted, provided that nothing in the foregoing clauses (i) or (ii) shall be construed as a representation with respect to the infringement misappropriation or other violation of any Intellectual Property Right owned by any other Person.  The Company and each of its Subsidiaries will continue to own, have a license to or have the right to all use the Company IP and such other material Intellectual Property Rights immediately following the Closing to the same extent as immediately prior to the Closing. Each current or former Company Associate involved in the creation or development of any Company IP for or on behalf of the Company or any of its Subsidiaries has signed a written agreement containing a valid and enforceable assignment of Intellectual Property Rights to the Company or its Subsidiaries, except for any instance where a failure to do so has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been or is being used to create material Company IP, except for any such use of funding, facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Company IP.

(d)         Section 2.10(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company or any of its Subsidiaries: (i) is granted a license to any material Intellectual Property Right (each, an “In‑bound License”); or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to the Company or any of its Subsidiaries under an In‑bound License (each, an “Out‑bound License”); provided, that (x) In‑bound Licenses shall not include (and Section 2.10(d) of the Company Disclosure Schedule may exclude) (A) any material transfer agreements, clinical trial agreements, or nondisclosure agreements, in each case, that are entered into in the ordinary course of business, (B) commercially available software-as-a-service offerings licensed pursuant to off-the-shelf software licenses, or licenses commonly referred to as “open source,” “public,” or “freeware” software licenses, or (C) any non-exclusive in-bound licenses granted to the Company or any of its Subsidiaries by their respective customers or service providers under supply agreements, customer agreements or services agreement in each case entered into in the ordinary course of business and where the grant of such rights is incidental to performance under each such agreement, and (y) Out-bound Licenses shall not include (and Section 2.10(d) of the Company Disclosure Schedule may exclude) (A) any material transfer agreements, clinical trial agreements, or nondisclosure agreements that are entered into in the ordinary course of business, or (B) any non‑exclusive out‑bound licenses of Company IP entered into between the Company or any of its Subsidiaries and their customers or service providers in the ordinary course of business (collectively (x) and (y), “Standard Contracts”).

(e)          (i) The operation of the business of the Company and any of its Subsidiaries does not infringe, misappropriate or otherwise violate, and has not in the past six (6) years infringed, misappropriated, or otherwise violated any Intellectual Property Right owned by any other Person; and (ii) to the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or in the past six (6) years has infringed, misappropriated or otherwise violated any Company IP or any Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries, except, in the case of each of clause (i) and (ii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no Legal Proceeding (A) pending (or, to the knowledge of the Company, threatened in writing) against the Company and its Subsidiaries alleging that the operation of the businesses of the Company and its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person,  or (B) pending (or threatened in writing) by the Company and its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to a member of the Company and its Subsidiaries.  Since April 30, 2022, neither the Company nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the business of the Company and its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f)        The Company and its Subsidiaries have taken reasonable security and other measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of their trade secrets and other material confidential information. The Company and its Subsidiaries are not in material breach of and have not breached any material obligations or material undertakings of confidentiality which they owe or have owed to any Person.

(g)          The Company and its Subsidiaries (i) lawfully own, lease or license all Systems and such Systems are reasonably sufficient for the needs of the Company and its Subsidiaries, and (ii) to the knowledge of the Company, will continue to have such rights immediately after the Closing to the same extent as prior to the Closing.  To the knowledge of the Company, the Systems do not contain any viruses, bugs, vulnerabilities, faults or other disabling code that could (A) significantly disrupt or adversely affect the functionality or integrity of any System, or (B) enable or assist any Person to access without authorization any System or to maliciously disable, maliciously encrypt, or erase any Software, hardware, or data.  In the past two (2) years, there has been no failure or other substandard performance of or any security incident involving any System that has caused a disruption to the Company or any of its Subsidiaries, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are not in breach of any of their Contracts relating to Systems.  In the last four (4) years, the Company and its Subsidiaries have not been subjected to an audit of any kind in connection with any Contract pursuant to which they use any third-party System, nor received any notice of intent to conduct any such audit, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)          None of the Company IP is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of a dispute that adversely and materially restricts the use of any such Company IP, other than patent or trademark prosecution activities being conducted before a Governmental Body in the ordinary course of business.

Section 2.11         Contracts.

(a)         Section 2.11(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement.  For purposes of this Agreement, other than any Company Contract that is a (1) nondisclosure agreement entered into (x) in the ordinary course of business or (y) in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions, (2) that is an Employee Plan (except as set forth in Section 2.11(a)(i)) or (3) that is a Standard Contract, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:

(i)          any Company Contract (A) with any current Company Associate pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any cash payments for severance, termination, or similar payment to such Company Associate, except for severance, termination, or similar payments required by applicable Legal Requirements or that do not equal or exceed $500,000 or (B) pursuant to which the Company or any of its Subsidiaries is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any Company Stock Award other than accelerated vesting provided in Company Equity Plans or any grants or accelerated vesting that do not exceed $500,000;

(ii)          any Company Contract (A) containing any exclusivity obligations or otherwise limiting the freedom or right of the Company or any of its Subsidiaries, in any material respect, to engage in any line of business or to compete with any other Person in any location or line of business, or (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries, in each case under clause (A) or (B), which obligations, limitations or restrictions are material to the Company and its Subsidiaries, taken as a whole;

(iii)         any Company Contract that requires by its terms the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries in an amount having an expected value in excess of $1,000,000 in the fiscal year ending April 30, 2024;

(iv)         any Company Contract under which the Company or any of its Subsidiaries (A) have created, incurred, assumed or guaranteed any Indebtedness for borrowed money, (B) have advanced or loaned an amount to any Person or (C) have granted to any Person a security interest in the Company’s or such Subsidiary’s tangible or intangible assets, in each case of the forgoing clauses (A), (B) and (C), in an amount in excess of $1,000,000 (excluding any obligations incurred pursuant to business credit card expenditures in the ordinary course of business);

(v)          any Company Contract constituting a joint venture, strategic alliance, partnership, or limited liability corporation, in each case, for the sharing of profits and losses;

(vi)         any Company Contract that limits, restricts or prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, the pledging of the capital stock or other equity interests of the Company or any of its Subsidiaries or limits, restricts or prohibits the issuance of any guaranty by the Company or any of its Subsidiaries;

(vii)        any Company Contract (a) with any record or, to the knowledge of the Company, beneficial owner as of the date hereof of five percent or more of the voting securities of the Company or any Affiliate of the foregoing (or, to the knowledge of the Company, any immediate family member of any of the foregoing), or (b) of the type that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act;

(viii)       any Company Contract for the lease or sublease of any material real property;

(ix)         any Company Contract relating to the acquisition or disposition of any business, or a material amount of stock or assets of any Person, in each case, for consideration in excess of $1,000,000 (whether by merger, sale of stock, sale of assets or otherwise) with material obligations remaining to be performed by the Company or any of its Subsidiaries or material liabilities of the Company or any of its Subsidiaries continuing after the date of this Agreement;

(x)        any Company Contract with any Governmental Body under which payments in excess of $1,000,000 were received by the Company and its Subsidiaries in the fiscal year ending April 30, 2024;

(xi)        any Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock or other equity interests or securities;

(xii)       any Contract containing a right of first refusal, right of first negotiation or right of first offer in each case with respect to any equity interests or assets in favor of a party other than the Company or its Subsidiaries;

(xiii)       any Contract relating to the settlement of any litigation proceeding that provides for any continuing material obligations on the part of the Company or any of its Subsidiaries;

(xiv)       any Contract required to be set forth on Section 2.9(b) of the Company Disclosure Schedule;

(xv)        any Contract with a Material Vendor or Material Customer; and

(xvi)       any Company Contract that is an In-bound License or an Out-bound License.

(b)         As of the date of this Agreement, the Company has either delivered or made available to Parent or Parent’s Representatives a copy of each Material Contract.  Neither the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material violation, breach of or material default under any Material Contract and, neither the Company, its Subsidiaries, nor, to the knowledge of the Company, any other party thereto has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as had not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is, to the knowledge of the Company, enforceable by the Company or any of its Subsidiaries, as applicable, in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, preferential transfers affecting enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (clauses (i) and (ii), the “Bankruptcy and Equity Exceptions”).  Since April 30, 2022, neither the Company not any of its Subsidiaries has received any written notice or, to the knowledge of the Company, any bona fide notice of any (A) intent by any party to terminate, cancel or not renew any Material Contract or (B) violation or breach or default under any Material Contract that has not since been cured, except for such violations or breaches that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Material Contract. Neither the Company nor any of its Subsidiaries has waived in writing any rights under any Material Contract, except for such waivers that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.12        Liabilities.  The Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except for: (i) liabilities disclosed in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of the Company and its Subsidiaries under Contracts binding upon the Company or any of its Subsidiaries (other than resulting from any breach or acceleration thereof) as of the date of this Agreement or entered into in the ordinary course of business, including commercially available off-the-shelf software licenses, generally available patent license agreements and non-exclusive outbound license agreements; (iv) liabilities incurred since the date of the Balance Sheet in the ordinary course of business (none of which results from, arises out of or relates to any material breach or violation of, or default under, a Material Contract) and (v) liabilities that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.13          Compliance with Legal Requirements; Regulatory Matters.

(a)         Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are, and since April 30, 2021 have been, in compliance with all applicable Legal Requirements, including Healthcare Laws. To the knowledge of the Company, no Legal Proceeding is pending or threatened against the Company or its Subsidiaries alleging any material breach or violation of, material non-compliance with, or default under any such Legal Requirements in connection with the conduct of the business. Since April 30, 2021, neither the Company nor any of its Subsidiaries have been given written notice of any material alleged violation, or been charged with, any material violation of any Legal Requirement.

(b)         Since April 30, 2021, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)          neither the Company nor any of its Subsidiaries has made any false, misleading, or untrue statement of fact, or failed to disclose a fact required to be disclosed, to any Governmental Body, nor committed any act, made any statement, or failed to make any statement that would reasonably be likely to provide a basis for the U.S. Food and Drug Administration (the “FDA”) to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” or for any other Governmental Body to invoke any similar policy;

(ii)         neither the Company nor any of its Subsidiaries has experienced a theft or significant loss of controlled substances or listed chemicals that would require reporting to any Governmental Body, including the U.S. Drug Enforcement Administration (the “DEA”) or any similar foreign Governmental Body, or experienced any diversion of controlled substances or listed chemicals or any breach of the security systems and procedures required under any applicable Legal Requirement governing the Company’s and its Subsidiaries’ development, testing, investigation, manufacture, storage, handling, transportation, distribution, marketing, or sale of products;

(iii)       all products manufactured by the Company and its Subsidiaries have been developed, tested, sourced, manufactured, distributed, exported, imported, stored, handled, and sold in compliance with all Healthcare Laws; and no product manufactured, distributed, or sold by the Company or its Subsidiaries has been adulterated or misbranded by the Company, seized, withdrawn, recalled, detained, or subject to any suspension of manufacturing, import hold or refusal, field notification, field correction, or safety alert. To the knowledge of the Company, there has occurred no change reasonably likely to cause (a) a change in the manufacture of any such product outside the ordinary course of business, (b) a suspension of manufacturing, seizure, denial, withdrawal, recall, detention, import alert, field notification, field correction, or safety alert relating to any such product, (c) a termination, seizure, or suspension of marketing of any such product, or (d) a product to become adulterated or misbranded;

(iv)         neither the Company nor any of its Subsidiaries nor any Company Associate, and, to the knowledge of the Company, no agent, contractor, or supplier acting on behalf of, or providing products or services to, the Company and its Subsidiaries has been engaged in conduct that would reasonably be expected to result in being (a) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a(a) and (b) or any similar Legal Requirement), (b) excluded from participation in United States federal health care programs (under the provisions of 42 U.S.C. § 1320a-7 or any similar Legal Requirement), (c) convicted of a crime for which a Person can be debarred or excluded, (d) threatened to be debarred or excluded, (e) prohibited from participating in any procurement program of or otherwise contracting with any Governmental Body; or (f) subject to any equivalent sanction described in this Section 2.13(b)(iv) in any foreign jurisdiction;

(v)          neither the Company nor any of its Subsidiaries has (a) received from the FDA any Form FDA-483, notice of adverse finding, warning letter or untitled letter, or any other written notice from the FDA or any other Governmental Body alleging or asserting noncompliance with any applicable Healthcare Laws or Governmental Authorizations, or (b) been the subject of any Legal Proceeding commenced by or on behalf of a Governmental Body, including the FDA, the DEA, the DOJ, the United States Department of Health and Human Services Office of the Inspector General of the (“OIG”), or any similar foreign Governmental Body;

(vi)        neither the Company nor any of its Subsidiaries has become, continued to be a party to, or been requested to enter into any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or other similar written agreement, in each case, with or imposed by any Governmental Body, including the FDA, the DEA, the DOJ, the OIG, or any similar foreign Governmental Body;

(vii)        the Company and its Subsidiaries have been in compliance with all Legal Requirements regarding the retention and integrity of records and documents. All reports, data, documents, forms, claims, permits, submissions, filings, notices, applications, and records required to be filed with, maintained in connection with, or furnished to a Governmental Body by the Company and its Subsidiaries have been so filed, maintained, or furnished, and all such reports, data, documents, forms, claims, permits, submissions, filings, notices, applications, and records were true and complete on the date filed (or, to the extent required to be updated or corrected, were updated or corrected to be true, accurate and complete as of the date of such update); and

(viii)      the Company and its Subsidiaries have not been authorized to bill, nor have they directly claimed or received reimbursement from, any Governmental Program or from any other Third-Party Payor Program for services reimbursable under such programs.

Section 2.14         Trade Control Laws; Anti-Corruption Laws.

(a)          Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor, to the knowledge of the Company, any agent or other third party representative acting on behalf of the Company and its Subsidiaries: (x) is currently, or has been since April 30, 2021: (i) a Sanctioned Person, (ii) organized or resident in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Export‑Import Laws, or (iv) otherwise in violation of applicable Sanctions Laws, Export‑Import Laws, or the anti‑boycott Legal Requirements administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service and Office of Foreign Assets Control (collectively, “Trade Control Laws”); or (y) since April 30, 2021, has on behalf of or in connection with the Company and its Subsidiaries, made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti‑Corruption Laws.

(b)         Since April 30, 2021, neither the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company and its Subsidiaries, received from any Governmental Body any written notice, inquiry, or, to the knowledge of the Company, any internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Body, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti‑Corruption Laws.

(c)          Neither the Company nor any of its Subsidiaries is a “TID U.S. business” as defined in 31 C.F.R. § 800.248.

Section 2.15        Data Protection.

(a)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since April 30, 2021, the Company and its Subsidiaries (i) are, and have been, in compliance with all applicable Data Security Requirements, and (ii) have implemented and maintained a compliance program, including policies and procedures which are designed to ensure compliance with applicable Data Security Requirements.

(b)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since April 30, 2021, the Company and its Subsidiaries (i) have not experienced any Security Incident, and (ii) have not received, or otherwise been subject to, any written notices, complaints, audits, proceedings, investigations or claims conducted or asserted by any other Person (including any Governmental Body) regarding any unauthorized or unlawful Processing of Personal Information or violation of applicable Data Security Requirements.

(c)          The Company and its Subsidiaries have implemented and maintain a written information security program that includes commercially reasonable administrative, technical, and physical safeguards designed to protect the security, confidentiality, integrity and availability of Sensitive Information and Systems.

(d)         The Company and its Subsidiaries have executed commercially reasonable contracts with third parties that Process Sensitive Information on behalf of the Company and its subsidiaries that require such third parties to (i) comply with applicable Data Security Requirements  and (ii) take reasonable steps designed to protect the security, confidentiality, integrity and availability of Sensitive Information.

Section 2.16         Governmental Authorizations.

(a)        The Company and its Subsidiaries hold all Governmental Authorizations necessary to enable the Company and its Subsidiaries to conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  With respect to the Governmental Authorizations held by the Company and its Subsidiaries: (i) such Governmental Authorizations are valid and in full force and effect, except where failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ii) the Company and its Subsidiaries are in compliance with the terms and requirements of such Governmental Authorizations, expect where failure to be so in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since April 30, 2021, neither the Company nor its Subsidiaries has, in the conduct of the business, received written notice from any Governmental Body regarding (i) any actual material violation of any Governmental Authorization, or any failure to so comply in any respect with any material term or requirement of any Governmental Authorization, or (ii) any actual or proposed material modification, non-renewal, revocation, withdrawal, suspension, cancellation, or termination of any Governmental Authorization.

(b)         To the knowledge of the Company, no event has occurred which would reasonably be expected to result in the material modification, non-renewal, revocation, withdrawal, suspension, cancellation, or termination of any Governmental Authorization. To the knowledge of the Company, there are not currently, and have not been since April 30, 2021, any Legal Proceedings pending or threatened in writing by any Governmental Body with respect to any alleged failure of the Company or its Subsidiaries to have any Governmental Authorizations or any revocation, withdrawal, cancellation, rescission, material modification, termination, suspension, or refusal to renew in the ordinary course, any of the Governmental Authorizations.

Section 2.17         Tax Matters.

(a)          Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Tax Returns required to be filed by the Company and its Subsidiaries with any Governmental Body has been filed on or before the applicable due date (taking into account any valid extensions of such due date), and all such Tax Returns are true, accurate and complete in all material respects, and (ii) all Taxes, whether or not shown as due on such Tax Returns have been paid, except to the extent such Taxes are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the face of the Balance Sheet. There are no Encumbrances upon the assets of the Company or any of its Subsidiaries, other than those described in clause (a) of the definition of Permitted Encumbrances.

(b)         Except as has not had, or would not reasonably be expected to have, individually  or in the aggregate, a Material Adverse Effect, (i) there are no ongoing or pending audits, examinations, investigations, claims or other proceedings by a Governmental Authority concerning any Tax or Tax Return of the Company or its Subsidiaries, and to the knowledge of the Company, no such audit, examination or other proceeding has been threatened in writing and (ii) no deficiency or proposed adjustment for any Tax has been asserted or assessed by a Governmental Body in writing against the Company or any of its Subsidiaries which deficiency has not been paid in full or which has been withdrawn, settled, or resolved in full.

(c)         Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Taxes required to have been withheld and paid in connection with amounts paid by the Company or its Subsidiaries to any employee, independent contractor or other Person have been duly and timely withheld, and paid over to the appropriate Governmental Body or properly set aside in accounts for this purpose in accordance with applicable Legal Requirements.

(d)          Other than as a result of any validly obtained extension of time to file a Tax Return, neither the Company nor any of its Subsidiaries has (i) agreed to any waiver of any statute of limitations in respect of Taxes that remains in effect or (ii) consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Body (other than any extension of time which is no longer in effect).

(e)          No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings related to material Taxes of the Company or any of its Subsidiaries have been entered into, issued by or requested from any Taxing Authority.

(f)         Neither the Company nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (i) exclusively between or among the Company and its Subsidiaries or (ii) with third parties made in the ordinary course of business, the principal purpose of which is not Tax).  Neither the Company nor any of its Subsidiaries (A) is or has been a member of a group filing Tax Returns on an affiliated, consolidated, combined, or unitary basis (other than a group the common parent of which is the Company or any of its Subsidiaries) or (B) has any material liability for the Taxes of another Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502‑6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by contract (other than such agreements or arrangements (I) exclusively between or among the Company and its Subsidiaries or (II) with third parties made in the ordinary course of business, the principal purpose of which is not Tax), or otherwise by operation of Legal Requirements.

(g)          Within the past two years, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h)          Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in, or improper use of, any method of accounting prior to the Closing for any taxable period ending on or prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; (iii) any installment sale or open sale transaction disposition made prior to the Closing; (iv) any prepaid amount received or deferred revenue incurred on or prior to the Closing Date; or (v) any deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local foreign Law) incurred prior to the Closing.  Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code.

(i)           To the knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011‑4(b)(2) or any similar transaction requiring disclosure in accordance with any corresponding Legal Requirement.

(j)           Peregrine (Beijing) Pharmaceutical Technology Ltd.is a “controlled foreign corporation” for U.S. federal income tax purposes.

(k)          Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the unpaid Taxes of the Company and its Subsidiaries did not as of the date of the Balance Sheet exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) since the date of the Balance Sheet, the Company and its Subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business or as contemplated by this Agreement.

Section 2.18         Employee Matters; Benefit Plans.

(a)         Except as required by applicable Legal Requirements, the employment of each of the employees of the Company or its Subsidiaries located in United States is terminable by the Company or any of its Subsidiaries (as applicable) at will.  Other than any officers identified on Section 2.18(a) of the Company Disclosure Schedule, the employment of each of the employees of the Company or its Subsidiaries located outside of the United States is terminable by the Company or any of its Subsidiaries, as applicable, without payment of severance or provision of advance notice in excess of those required by applicable Legal Requirements.

(b)         Neither the Company nor any of its Subsidiaries is party to, has any duty to bargain for, or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Company or its Subsidiaries. No notice, consent or consultation obligations with respect to any employees of the Company or its Subsidiaries, or any Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby. Since April 30, 2022, there has not been any strike, material slowdown, work stoppage, lockout, picketing or labor dispute, or any threat thereof, or to the knowledge of the Company, any organizing effort affecting the Company and its Subsidiaries or any of their employees.  Since April 30, 2022, and except for those matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have complied with all applicable Legal Requirements related to employment and employment practices, including any pertaining to payment of wages and hours of work, leaves of absence, plant closing notifications, employment statutes or regulations, workplace health and safety, retaliation, or discrimination matters, including charges of unfair labor practices or harassment complaints, and there is no (and since April 30, 2022, there has been no) material Legal Proceeding pending or, to the knowledge of the Company, threatened relating to such applicable Legal Requirements.

(c)           There is no, and since April 30, 2022, there has been no pending or, to the knowledge of the Company, threatened Legal Proceeding or settlement or, to the knowledge of the Company, allegation, in each case, relating to sex-based discrimination, sexual harassment or sexual misconduct involving the Company or any of its Subsidiaries or any of their current or former executives, officers or directors in relation to their work for the Company or any of its Subsidiaries. No Company Associate who is an officer, or who earns annual base compensation equal to or exceeding $250,000 (i) to the knowledge of the Company, has given notice of termination of employment or otherwise disclosed plans to terminate employment with any of the Company or its Subsidiaries within the twelve (12) month period following the date hereof or (ii) is employed under a non-immigrant work visa or other work authorization that is limited in duration.

(d)        Section 2.18(d) of the Company Disclosure Schedule sets forth a list of the material Employee Plans (which will not include any employment agreement for non‑officer employees of the Company or its Subsidiaries and equity grant notices, and related documentation, with respect to employees of the Company or its Subsidiaries and agreements with consultants entered into in the ordinary course of business, in each case, that is in all material respects consistent with a standard form agreement or notice made available to Parent prior to the date of this Agreement, which standard form or notice is scheduled on Section 2.18(d) of the Company Disclosure Schedule) and separately identifies each material Employee Plan that is maintained primarily for the benefit of any current or former Company Associate who performs or performed services for the Company or its Subsidiaries outside the United States (each, a “Foreign Employee Plan”).  The Company has made available to Parent, with respect to each material Employee Plan, accurate and complete copies of the following (other than any employment agreement for non‑officer employees of the Company or its Subsidiaries and equity grant notices, and related documentation, with respect to employees of the Company or its Subsidiaries and agreements with consultants entered into in the ordinary course of business, in each case, that is in all material respects consistent with a standard form agreement or notice made available to Parent prior to the date of this Agreement), as relevant: (i) all plan documents and all amendments thereto (or, if not reduced to writing, a written summary of all material plan terms), and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500; (iv) the most recent summary plan descriptions and any material modifications thereto; (v) the results from the most recent nondiscrimination tests required to be performed under the Code for each of the last three (3) years; (vi) all Forms 1094-C for the Company for 2019 to 2023; and (vii) any non-routine correspondence (including any applications or submissions under any voluntary correction programs) with any Governmental Body within the last six (6) years.

(e)          No Employee Plan is, and neither the Company nor any of its Subsidiaries nor any other Person that would be or, at any relevant time, would have been considered a single employer with any of the Company and its Subsidiaries under the Code or ERISA has during the past six years sponsored, maintained, contributed to, or been required to contribute to, or has, or during the past six (6) years has had any liability (actual or contingent) in respect of (i) a “defined benefit plan” as defined in Section 3(35) or any other plan that is or was subject to Title IV of ERISA, Section 412 or 430 of the Code or Section 302 of ERISA, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA, (ii) a “multiple employer plan” as described in Section 413(c) of the Code or Section 210 of ERISA, or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f)         Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code and each trust related thereto that is intended to be exempt from Taxes under Section 501(a) of the Code is the subject of a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and to the knowledge of the Company, no event has occurred since the date of the most recent determination or opinion letter that would reasonably be expected to cause the revocation of such determination or letter or result in any material liability to the Company or its Subsidiaries.  Each of the Employee Plans is now and has been operated, funded and administered in compliance in all material respects with its terms and all applicable Legal Requirements, including ERISA and the Code, and all required contributions, distributions, and premiums under each Employee Plan for any period ending on or before the Closing Date have been made or accrued, to the extent required to be accrued under GAAP. Neither the Company, nor to the knowledge of the Company, any fiduciary, trustee or administrator of any Employee Plan, has engaged in any transaction with respect to any Employee Plan that could subject any such Employee Plan, the Company or its Subsidiaries, to any liability for a “prohibited transaction” within the meaning of Section 406 of ERISA or Code Section 4975 or that has subjected or would reasonably be expected to subject the Company or its Subsidiaries to any tax or other penalty under the Code, ERISA, or any other applicable Legal Requirements. Neither the Company nor any of its Subsidiaries has incurred or would reasonably be expected to incur or be subject to any penalty, Tax (whether or not assessed) or other penalty under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(g)          There is no pending or, to the knowledge of the Company, threatened Legal Proceeding with respect to any Employee Plan (other than routine claims for benefits), and to the knowledge of the Company, no fact or circumstance exists that would be reasonably likely to give rise to any such Legal Proceeding.  No Employee Plan is, or within the last six (6) years has been, the subject of an examination or audit by a Governmental Body, or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(h)         Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar state or local Legal Requirement), neither the Company, any of its Subsidiaries, nor any Employee Plan has any obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of the Company or any of its Subsidiaries pursuant to any retiree medical benefit plan or other retiree welfare plan.

(i)           All Foreign Employee Plans (i) comply in all material respects with applicable local Legal Requirements, and (ii) that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions, except where such failure to comply or failure to be so funded or book reserved has not had and would not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company and its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as now being conducted.

(j)          Each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in compliance with Section 409A of the Code. No Person is entitled to any gross-up, make-whole, indemnification, reimbursement, or other additional payment from the Company or its Subsidiaries in respect of any Tax or interest or penalty under Section 409A of the Code or Section 4999 of the Code.

(k)       Except as set forth on Section 2.18(k) of the Company Disclosure Schedule, the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former Company Associate to any cash payment, (ii) cause or accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such current or former Company Associate, (iii) directly or indirectly cause the Company and its Subsidiaries to transfer or set aside any material assets to fund any benefits under any Employee Plan, (iv) limit or restrict the right of the Company, Parent, or any of their respective Affiliates to merge, amend or terminate any Employee Plan, (v) result in any forgiveness of indebtedness of any current or former Company Associate, (vi) otherwise give rise to any liability under any Employee Plan, or (vii) result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code or in any deduction limitation or excise tax imposed under or by operation of Section 280G of the Code.

Section 2.19         Environmental Matters.

(a)         Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are, and since April 30, 2022 have been, in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective business, and no Legal Proceeding is pending or, to the knowledge of the Company, threatened, the effect of which could reasonably be to suspend, materially modify, or terminate any such Governmental Authorization.

(b)         Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no investigation or Legal Proceeding relating to or arising under any Environmental Law that is (i) pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, pending or threatened in writing against any Leased Real Property.

(c)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice, report or other information of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company or any of its Subsidiaries relating to or arising under Environmental Laws.

(d)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) to the knowledge of the Company, no Person has been exposed to any Hazardous Materials at a property or facility of the Company or any of its Subsidiaries at levels in excess of applicable permissible exposure levels; and (2) neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other Person, has Released Hazardous Materials on, at, under or from any real property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of the Company or any of its Subsidiaries under any Environmental Law.

(e)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in leases for real property.

Section 2.20         Insurance.  The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries as of the date of this Agreement.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such insurance policies are in full force and effect (except for any expiration thereof in accordance with its terms) and all premiums covering periods up to the date hereof have been paid, no notice of cancellation or modification has been received as of the date hereof, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.  There is not, and since April 30, 2022 has not been, any pending claim that has been denied or rejected by any insurer and not successfully appealed and covered.

Section 2.21         Legal Proceedings; Orders.

(a)         There are no, and since April 30, 2022, there have been no, Legal Proceedings pending and served (or, to the knowledge of the Company, pending and not served or threatened) against the Company or any of its Subsidiaries or to the knowledge of the Company, against any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Legal Proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any present intention as of the date hereof to initiate any material Legal Proceeding.

(b)          Since April 30, 2021, there has been no Order to which the Company or any of its Subsidiaries is subject that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)        Since April 30, 2021, there been no investigation or review by any Governmental Body with respect to the Company or any of its Subsidiaries or, to the Company’s knowledge, is being threatened, other than any investigations or reviews that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.22        Fairness Opinion.  The Company Board has received the opinion from Moelis & Company LLC, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken set forth therein, the Merger Consideration to be received by the holders of Shares in the Merger is fair from a financial point of view to such holders, and, as of the date hereof, such opinion has not been withdrawn, revoked or modified. The Company will provide to Parent a copy of such written opinion promptly following the date hereof solely for informational purposes (it being understood and agreed that such opinion is solely for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).

Section 2.23        Brokers and Other Advisors.  Except for Moelis & Company LLC, no broker, finder, agent, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company and its Subsidiaries. The Company has made available to Parent correct and complete copies of all Contracts pursuant to which Moelis & Company LLC or any of its Affiliates is entitled to any fees, rights of indemnification and expenses in connection with the Transactions.

Section 2.24         Material Vendors and Material Customers. Section 2.24 of the Company Disclosure Schedule sets forth a complete and correct list of the ten (10) largest vendors (by annual payments) (each a “Material Vendor”) and twenty (20) largest customers (by annual sales revenue) (each a “Material Customer”) of the Company and its Subsidiaries in terms of the dollar volume of payments or receipts, respectively, during the fiscal year ending on April 30, 2024. Since April 30, 2022, no Material Vendor or Material Customer has provided notice of its intent, or taken any action, to cancel, or materially alter or decrease the volume of payments or sales, or, to the knowledge of the Company, threatened to do any of the foregoing, with respect to any arrangement with the Company or any of its Subsidiaries. Since April 30, 2022, the Company has not made any material changes to its billing, pricing, collections, credit or discounting policies with respect to a Material Customer.

Section 2.25        Related Party Transactions. Except for any indemnification, compensation or other employment arrangements in the ordinary course of business, neither the Company nor any of its Subsidiaries is a party to any Contract, commitment or transaction with or for the benefit of any Person that is required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act and that is not so disclosed.

Section 2.26         No Other Representations or Warranties; Acknowledgment by the Company.

(a)         Except for the representations and warranties expressly set forth in this Article II, in any other agreements contemplated hereby or in any certificate delivered hereunder, neither the Company or any of its Subsidiaries or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to the Company and its Subsidiaries or their respective businesses or with respect to any other information made available to Parent, Merger Sub or their Representatives in connection with the Transactions, including the accuracy or completeness thereof and the Company and its Subsidiaries hereby expressly disclaim any such other representations and warranties.

(b)         The Company acknowledges and agrees that, except for the representations and warranties made by Parent, Merger Sub or the Equity Financing Parties in this Agreement or any or any other agreements contemplated hereby, none of Parent, Merger Sub or any of their Affiliates nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or any of their Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub or any of their Subsidiaries or any other matter made available to the Company or its Representatives in expectation of, or in connection with, this Agreement or the Transactions.  The Company is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that Parent, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE III.REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows, as of the date hereof and as of the Closing:

Section 3.1         Due Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except where any such failure has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Merger Sub, including all amendments thereto.

Section 3.2         Authority; Binding Nature of Agreement.  Parent and Merger Sub have all requisite corporate power and authority to execute and deliver and perform their obligations under this Agreement and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions (subject, in case of the Merger, to the recordation of appropriate merger documents as required by the DGCL). This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, is or will be, as applicable, enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 3.3         Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, and the HSR Act, if applicable, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (a) conflict or contravene with or cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Merger Sub; (b) conflict or contravene with or cause a violation by Parent or Merger Sub of any Legal Requirements or order applicable to Parent or Merger Sub, or to which they are subject; or (c) conflict or contravene with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any Contract, except, in the case of clauses (b) and (c), for such conflicts, violations, breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Except as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement), state takeover laws, the DGCL, the HSR Act, no authorization, registration, approval, order, Consent, notice, or filing is required from any Governmental Body at or prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the Merger or the other Transactions, other than such filings, registration, notifications, authorizations, approvals, notices, orders or Consents that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  No vote of Parent’s stockholders, or of any equity holders of any Affiliate of Parent, is necessary to approve this Agreement or any of the Transactions that has not already been obtained as of the date hereof. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Legal Requirement or its organizational documents to approve this Agreement and the Merger.

Section 3.4          Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incidental to its formation and its entry into this Agreement and performance hereunder.  Parent is the record and beneficial owner of all of the outstanding capital stock of Merger Sub and Merger Sub does not have any other outstanding securities or instruments exercisable for, or otherwise convertible or exchangeable into, capital stock or any other security of Merger Sub.

Section 3.5         Absence of Litigation.  As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or threatened against Parent or Merger Sub, except as has not had and would not reasonably be expected to, individually or in the aggregate, a Parent Material Adverse Effect.  To the knowledge of Parent or Merger Sub, as of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as has not had, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 3.6           Financing; Guarantee.

(a)          Concurrently with the execution and delivery of this Agreement, Parent has provided to the Company true, complete and correct copies of the fully executed equity commitment letters, dated as of the date hereof, between Parent and each of the Equity Financing Parties (the “Equity Commitment Letters”), pursuant to which the investor parties thereto (the “Equity Financing Parties”) have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein for the purpose of financing the Transactions (the “Equity Financing”). The Equity Commitment Letters provide that (a) the Company is a third-party beneficiary thereof in connection with the Company’s exercise of its rights under Section 7.8 and (b) subject in all respects to Section 7.8, Parent and the Equity Financing Parties will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise by the Company of such third party beneficiary right.

(b)        Each Equity Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of Parent and the Equity Financing Parties, as applicable, and is enforceable against Parent and the Equity Financing Parties, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. As of the date hereof, (i) the Equity Commitment Letters and the terms of the Equity Financing have not been amended or modified, (ii) no such amendment or modification is contemplated, and the financing commitments thereunder have not been withdrawn, terminated or rescinded in any respect, (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect and (iv) no such withdrawal, termination or rescission is contemplated. As of the date hereof, there are no side letters, other Contracts, arrangements or understandings (written or oral) related to the funding or investing, as applicable, of the Equity Financing other than as expressly set forth in the Equity Commitment Letters delivered to the Company prior to the date hereof. Parent or its Affiliates have fully paid any and all commitment fees or other fees or expenses in connection with the Equity Commitment Letters that are payable on or prior to the date hereof. As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letters. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 5.1 and Section 5.2, no event has occurred and no circumstances exist which, with or without notice, lapse of time or both, would or would reasonably be expected (i) to constitute a default or breach on the part of Parent or, to the knowledge of Parent, any other party thereto under the Equity Commitment Letter, (ii) make any of the assumptions or any of the statements or representations of Parent or, to the knowledge of Parent, any other Party thereto set forth in the Equity Commitment Letters not being satisfied on a timely basis, or (iii) otherwise result in any portion of the Equity Financing not being available in accordance with the terms of the Equity Commitment Letters. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 5.1 and Section 5.2, Parent has no reason to believe that (i) any of the conditions to the Equity Financing contemplated by the Equity Commitment Letters will not be satisfied, (ii) the Equity Financing will not be available at the Closing or (iii) any condition to the Closing will not be satisfied.

(c)        Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company duly executed Guarantees, pursuant to which the Equity Financing Parties are guaranteeing certain obligations of Parent in connection with this Agreement. As of the date hereof, the Guarantees are in full force and effect and constitute the legal, valid and binding obligation of the Equity Financing Party who executed such Guarantee and, assuming compliance by the Company with it representations, warranties and obligations pursuant to this Agreement and in the Guarantees, no event of has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of such Equity Financing Party under its Guarantee.

(d)        For the avoidance of doubt, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’ or any other Person’s ability to obtain any financing, including the Equity Financing, for the consummation of the transactions contemplated hereby.

Section 3.7          Sufficiency of Proceeds.  Assuming the Equity Financing is funded in accordance with the Equity Commitment Letters and assuming the satisfaction of the conditions set forth in Section 5.1 and Section 5.2, the net proceeds of the Equity Financing will be, in the aggregate, sufficient to (a) make the payment of the aggregate Merger Consideration, (b) make any payments required to be made on or after the Closing under the 2029 Indenture in respect of the 2029 Convertible Notes as a result of the Transactions and (c) pay all other amounts (including payment of (x) all amounts payable in respect of Company Options, RSUs and PSUs, (y) all amounts necessary to repay any outstanding Indebtedness of the Company required to be repaid by this Agreement and (z) all fees, costs and expenses) required to be paid at the Closing by the Company or any of its Subsidiaries, Parent or Merger Sub in connection with the Merger or the Equity Financing in accordance with the terms of this Agreement (collectively, the “Required Amount”).

Section 3.8          Solvency.  As of the Effective Time and immediately after giving effect to the Merger, and, assuming the satisfaction of the conditions set forth in Section 5.1 and Section 5.2, (a) the amount of the “fair saleable value” of the assets (on a going concern basis) of the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 3.9        Ownership of Company Common Stock.  Neither Parent nor any of Parent’s controlled Affiliates (provided, that, with respect to controlled portfolio companies advised or managed by one or more controlled Affiliates of Parent (“Portfolio Companies”), solely to the actual knowledge of Parent) directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s controlled Affiliates (subject to the actual knowledge of Parent, with respect to Portfolio Companies) has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock (but excluding any Portfolio Company’s passive ownership of any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock). Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5‑1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock.  Neither Parent nor Merger Sub is, or has been at any time during the past three years, an “interested stockholder” of the Company under Section 203(c) of the DGCL.

Section 3.10        Brokers and Other Advisors.  No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

Section 3.11      Stockholder and Management Arrangements.  As of the date hereof, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has made or entered into, or committed or agreed to enter into, any arrangements or other understandings with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; (ii) the Company or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of shares of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (ii) any holder of shares of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal.

Section 3.12         No Other Representations or Warranties; Acknowledgement by Parent and Merger Sub.

(a)         Except for the representations and warranties expressly set forth in this Article III, in any other agreements contemplated hereby or in any certificate delivered hereunder, none of Parent, Merger Sub or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to Parent, Merger Sub or their respective businesses or with respect to any other information made available to the Company or its Representatives in connection with the Transactions, including the accuracy or completeness thereof and Parent and Merger Sub hereby expressly disclaim any such other representations and warranties.

(b)       Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company and its Subsidiaries in this Agreement (as qualified by the Company Disclosure Schedule in accordance with Section 7.11), in any other agreements contemplated hereby or in any certificate delivered hereunder neither the Company, any of its Subsidiaries, any of their Affiliates nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company and its Subsidiaries, its businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company and its Subsidiaries or any other matter made available to Parent, Merger Sub or their Representatives in expectation of, or in connection with, this Agreement or the Transactions.  Without in any way limiting the foregoing sentence, neither Parent nor Merger Sub is relying upon and specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that the Company and its Subsidiaries and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

(c)          Without in any way limiting the representations and warranties made in Article II and in corresponding sections in any other agreements contemplated hereby or in any certificate delivered hereunder, Parent and Merger Sub have conducted their own independent investigation of the Company and its Subsidiaries and the Transactions and have had an opportunity to discuss and ask questions regarding the businesses of the Company and its Subsidiaries with the management of the Company.

ARTICLE IV.COVENANTS

Section 4.1          Access and Investigation.  During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 6.1 (the “Pre‑Closing Period”), the Company shall, and shall cause the Representatives of the Company to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s properties, offices, books and records, Contracts, commitments and personnel and other information with respect to the business, properties and personnel of the Company and its Subsidiaries (other than any of the foregoing to the extent specifically related to the negotiation and execution of this Agreement or any sale process preceding the execution and delivery of this Agreement, or, except as expressly provided in Section 4.1 or Section 4.4, to any Acquisition Proposal), in each case as Parent reasonably requests; provided, however, that any such access shall be conducted at Parent’s sole cost and expense, at a reasonable time during the Company’s normal business hours, upon reasonable advance notice to the Company, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company, and shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing; provided, further, that the Company shall use commercially reasonable efforts to provide Parent and Parent’s Representatives with access to such information in a manner that does not contravene applicable Legal Requirements or fiduciary duties of the Company.  Nothing herein shall require the Company to permit any testing or disclose any information to Parent if such disclosure would, in its reasonable discretion (i) jeopardize any attorney‑client or other legal privilege (provided, that the Company shall use its commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney-client or other legal privilege), (ii) contravene any applicable Legal Requirement or fiduciary duty (provided, that the Company shall use its commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not contravene any applicable Legal Requirement or fiduciary duty); provided, further, that information may be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to outside counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws, (iii) result in the disclosure of valuations of the Company prepared in connection with the Transactions or any other strategic alternative or (iv) result in the disclosure or use of such document or information in connection with any Legal Proceedings between the Parties (provided that the foregoing shall not limit applicable rules of discovery).  The terms and conditions of (a) the Confidentiality Agreement, dated as of April 26, 2024 by and between the Company and GHO Capital Partners LLC (“GHO”) and (b) the Confidentiality Agreement, dated as of April 24, 2024 by and between the Company and Ampersand Management LLC d/b/a Ampersand Capital Partners (“Ampersand”) ((a) and (b) collectively, the “Confidentiality Agreements”) shall apply to any information disclosed pursuant to this Section 4.1. All requests for information made pursuant to this Section 4.1 shall be directed such Persons listed on Section 4.1 of the Company Disclosure Schedule or designated by the Company. Subject to applicable Legal Requirement, information received pursuant to this Section 4.1 and Section 4.14 may be shared by Parent, its Affiliates and their respective Representatives with any actual or prospective Debt Financing Source in connection with any Debt Financing so long as such Debt Financing Source agrees to be bound by confidentiality provisions substantially similar to those set forth in the Confidentiality Agreements.

Section 4.2           Operation of the Company.

(a)        During the Pre‑Closing Period, except (w) as required or contemplated under this Agreement, (x) as required by applicable Legal Requirements or to the extent necessary to comply with obligations under any Material Contract in effect as of the date hereof, (y) with the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, or (z) as set forth in Section 4.2 of the Company Disclosure Schedule, the Company will, and will cause each of its Subsidiaries to, use its respective commercially reasonable efforts to (A) conduct its business in the ordinary course in all material respects; (B) maintain its existence in good standing pursuant to applicable Legal Requirement; (C) preserve intact its material assets, properties, Contracts or other material legally binding understanding, licenses and business organizations; and (D) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, creditors, contracts and other Persons with which the Company and its Subsidiaries have material business relations; provided, that (1) no action by, or the failure to act of, the Company or any of its Subsidiaries to the extent required to comply with Section 4.2(b) shall constitute a breach of this Section 4.2(a), and (2) any failure to take any action prohibited by Section 4.2(b) shall not be deemed a breach of this Section 4.2(a).

(b)        During the Pre-Closing Period, except (w) as required or contemplated under this Agreement, (x) as required by applicable Legal Requirements, (y) with the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed,  or (z) as set forth in Section 4.2 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to:

(i)           (A) establish a record date for, declare, set aside, make or pay any dividend or other constructive, deemed or actual distribution in respect of any shares of its capital stock (including the Company Common Stock), whether payable in cash, stock, property or otherwise, except for dividends or other distributions by a Subsidiary of the Company to the Company, or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock), or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to purchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Stock Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Stock Award (in effect as of the date hereof) between the Company and a Company Associate or member of the Company Board only upon termination of such Person’s employment or engagement by the Company; (3) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Stock Awards to the extent required under the terms of any such Company Stock Award (in effect as of the date hereof); (4) the purchase of Shares in accordance with the terms of the Company ESPP in effect as of the date hereof; or (5) pursuant to transactions solely between or among the Company and its Subsidiaries;

(ii)         adjust, split, reverse split, combine, subdivide or reclassify any shares of its capital stock (including the Company Common Stock) or other equity interests;

(iii)      sell, issue, grant, deliver, pledge, transfer, dispose of, encumber or authorize the issuance, sale, delivery, pledge, transfer, disposal of, encumbrance or grant by the Company or any of its Subsidiaries (other than pursuant to agreements in effect as of the date of this Agreement) of (A) any capital stock, equity interest or other security of the Company or any of its Subsidiaries, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Company or any of its Subsidiaries or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Company or any of its Subsidiaries (except that the Company may (1) issue Shares as required to be issued in accordance with the Company Equity Plans in effect as of the date hereof and the terms of the applicable Company Stock Award in effect as of the date hereof upon the settlement of RSUs or PSUs outstanding on the date of this Agreement, or upon the exercise of Company Options outstanding as of the date of this Agreement, (2) issue Shares in respect of any awards outstanding under the Company ESPP in respect of the Current ESPP Offering Period, (3)  to the extent required under the terms of an applicable Company Stock Award in effect as of the date hereof, sell shares upon exercise, settlement or sales, as applicable, of Company Options, RSUs, or PSUs if necessary to effectuate a direction of the holder upon exercise, settlement or sales to satisfy, as applicable, the exercise price or Tax obligations with respect to Company Options, RSUs, or PSUs, (4) authorize purchases of shares under a Rule 10b5-1 plan, (5) issue Shares, cash or any combination of Shares and cash pursuant to the terms of the 2029 Indenture and (6) issue such securities in transactions solely between or among the Company and its Subsidiaries;

(iv)        except as required by the terms of any Employee Plan or as otherwise permitted under Section 4.2(b)(i) or Section 4.2(b)(iii), (i) establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), or amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), (ii) provide increases in salary, wages or benefits to any current or former Company Associate, other than increases in base compensation in the ordinary course of business in respect of any non-executive officer employee whose annual base compensation does not equal or exceed $250,000 after giving effect to such increase; (iii) grant to any current or former Company Associate any equity or equity-based awards under the Company Equity Plans or otherwise; or (iv) grant to any current or former Company Associate any right to reimbursement, indemnification or payment for any Taxes incurred under Section 409A or Section 4999 of the Code (except that the Company and its Subsidiaries may: (A) amend any Employee Plans to the extent required by applicable Legal Requirements; (B) replace, renew or extend a broadly applicable Employee Plan that provides health and welfare benefits in the ordinary course of business, provided such replacement, renewal or extension does not materially increase the cost of such Employee Plan or benefits provided under such Employee Plan based on the cost on the date of this Agreement, and (C) make annual or quarterly bonus or commission payments to the extent earned in accordance with the terms of the Employee Plans set forth on Section 2.18(e) of the Company Disclosure Schedule;

(v)          (A) enter into (1) any change-of-control agreement with any executive officer, employee or independent contractor or (2) any retention agreement with any executive officer, or (B) enter into (1) any employment, severance or other material agreement with any executive officer or director or (2) any employment or severance agreement with any non‑executive officer employee with an annual base salary equal to or greater than $250,000 or any consulting agreement with an independent contractors with an annual base compensation greater than $250,000 or (C) hire, engage, or terminate the employment or engagement of any employee with an annual base salary equal to or in excess of $250,000 or independent contractor with an annual base compensation equal to or in excess of $250,000;

(vi)      amend, amend and restate or permit the adoption of any amendment or amendment and restatement to its Certificate of Incorporation or bylaws or other charter or organizational documents;

(vii)       acquire any business or Entity (including by merger, consolidation or acquisition of stock or assets) for consideration that is individually in excess of $1,000,000 or in the aggregate in excess of $5,000,000, except for any acquisition of materials from suppliers in the ordinary course of business;

(viii)      make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely between or among the Company and its Subsidiaries, (B) advances for employee expenses in the ordinary course of business or (C) the extension of trade credit in the ordinary course of business, consistent with past practice;

(ix)         enter into any joint venture, partnership, limited liability company, strategic alliance, profit sharing or similar arrangement

(x)          make or authorize any capital expenditure except (A) in accordance with the Company’s capital expenditure budget as set forth on Section 4.2(b)(x) on the Company Disclosure Schedule or (B) capital expenditures not addressed by the foregoing clause (A) that do not exceed $500,000 individually or $2,000,000 in the aggregate during any fiscal year;

(xi)        sell, lease, transfer, license, or otherwise dispose of or assign any material portion of its tangible properties or tangible assets for consideration that is individually in excess of $500,000 or in the aggregate in excess of $2,000,000, except for and excluding (A) dispositions in the ordinary course of business (including selling inventory and entering into non‑exclusive license agreements with customers and service providers in the ordinary course of business), (B) transfers between or among the Company and its Subsidiaries, (C) dispositions of obsolete, surplus or worn out tangible assets that are no longer useful in the conduct of the business of the Company and its Subsidiaries, or (D) voluntary terminations or surrenders of leases or subleases of real property in the ordinary course of business;

(xii)       create, assume, guarantee, incur any Indebtedness or issue any debt securities after the date of this Agreement except for and excluding (A) Indebtedness reasonably necessary to finance capital expenditures permitted under Section 4.2(b)(x), and (B) borrowings by the Company of Indebtedness of the Company or any of its Subsidiaries under its existing facilities;

(xiii)       sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any of its material Intellectual Property;

(xiv)     except in the ordinary course of business, make, change, or revoke any material Tax election or settle or compromise any material Tax claim, amend any material Tax Return, affirmatively surrender any right to claim a refund of material Taxes, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) in respect of material Taxes with any Taxing Authority;

(xv)       commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business pursuant to which the amounts at issue do not exceed $2,500,000; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of the businesses of the Company and its Subsidiaries (provided, that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xvi)      settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby, (B) a settlement in connection with or related to any matter disclosed in Section 2.13 of the Company Disclosure Schedule that results solely in a monetary obligation involving only the payment of monies by the Company and its Subsidiaries of not more than $2,500,000 in the aggregate; (C) a settlement that results solely in a monetary obligation involving only the payment of monies by the Company and its Subsidiaries of not more than $500,000 in the aggregate or any material injunctive or equitable relief, or imposing material restrictions, on the business activities of the Company and its Subsidiaries, taken as a whole; or (D) a settlement that results in no monetary obligation of the Company or any of its Subsidiaries or the receipt of payment by the Company or its Subsidiaries; provided, that no such settlement may involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of the Company and its Subsidiaries, taken as a whole;

(xvii)     enter into, negotiate, amend or extend any collective bargaining agreement or other agreement with any labor organization or works council (except to the extent required by applicable Legal Requirements);

(xviii)    take any action that would constitute a “mass layoff” or “plant closing” within the meaning of, or would otherwise trigger notice requirements under, the Worker Adjustment and Retraining Notification Act of 1988 or any similar Legal Requirement;

(xix)       adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company and its Subsidiaries

(xx)        abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any Governmental Authorizations in a manner which is adverse to the Company and its Subsidiaries;

(xxi)       enter into any new line of business material to the Company and its Subsidiaries, taken as a whole, or form a new Subsidiary of the Company;

(xxii)      cancel, reduce, terminate or fail to maintain in effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(xxiii)    modify or amend any rights under any Material Contract in a manner that is adverse in any material respect to the Company and its Subsidiaries, taken as a whole, or terminate any Material Contract (other than any Material Contract that has expired in accordance with its terms);

(xxiv)    change its fiscal year, revalue any of its material assets or change any of its material financial, actuarial, reserving or Tax accounting methods or practices in any respect, except as required by GAAP or Legal Requirements; or

(xxv)      authorize any of, or agree or commit to take, any of the actions described in this Section 4.2(b).

(c)          As soon as reasonably practicable following the date hereof, the Company shall use reasonable best efforts to reasonably cooperate with Purchaser in order for the Company to purchase (or finance) an earthquake insurance policy covering building, property and business interruption for applicable Company properties through a nationally recognized insurance carrier or carriers; provided that the Company shall not be required to spend more than $2,500,000 to purchase such coverage. Subject to the foregoing, such reasonable cooperation shall include coordinating on the amount of such insurance, taking into account the business of the Company and what is reasonably available in the market.

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

Section 4.3           No Solicitation.

(a)          For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any confidentiality agreement that (i) contains confidentiality and use provisions that are not materially less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives named therein) than those contained in the Confidentiality Agreement (except for such changes necessary in order for the Company to be able to comply with its obligations under this Agreement and except that such confidentiality agreement need not contain standstill provisions), and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 4.3 or otherwise prohibit the Company from complying with its obligations under this Section 4.3.

(b)         Except as permitted by this Section 4.3, during the Pre‑Closing Period, the Company shall not, and will cause its Subsidiaries and its and their respective officers and directors to not, and shall use its reasonable best efforts to cause each of its and their respective Representatives not to, (A) solicit, initiate, induce the making, submission or announcement of, or knowingly facilitate or knowingly encourage (including by way of furnishing non‑public information) any Acquisition Proposal or any Acquisition Inquiry, (B) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information relating to the Company or any of its Subsidiaries or afford to any other Person access to the business, properties, assets, books, or records, or to any personnel of the Company or its Subsidiaries in connection with, or for the purpose of, soliciting, initiating, inducing the making, submission or announcement of or knowingly facilitating or encouraging, an Acquisition Proposal or any Acquisition Inquiry, or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (each, a “Company Acquisition Agreement”).  The Company and its Subsidiaries (i) terminated access by any third party (other than Parent and its Representatives) to any physical or electronic data room relating to any potential Acquisition Proposal as required by that certain letter agreement by and between the Company, GHO and Ampersand, dated as of October 24, 2024 (the “Exclusivity Agreement”) and (ii) within three (3) business days after the date of this Agreement, shall request from each such third party, and any other Person with whom the Company provided confidential information with respect to a potential Acquisition Proposal, the prompt return or destruction of all confidential information furnished to such third party by or on behalf of the Company or its Subsidiaries prior to the date of this Agreement.

(c)        If at any time during the Pre‑Closing Period and prior to the receipt of the Company Required Vote, the Company or any of its Subsidiaries or any of their respective Representatives receives an unsolicited Acquisition Proposal or Acquisition Inquiry from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not result from a material breach of any of the obligations set forth in this Section 4.3, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons solely to clarify the terms and conditions of such Acquisition Proposal or Acquisition Inquiry, request that any oral Acquisition Proposal be provided in written form and inform such Person or group of Persons of the terms of this Section 4.3, and (ii) solely with respect to an Acquisition Proposal, if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (A) enter into an Acceptable Confidentiality Agreement (if one is not already in effect between the Company and such Person or group of Persons) and furnish pursuant to an Acceptable Confidentiality Agreement information (including non‑public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal and their respective Representatives and financing sources; provided, that the Company shall promptly (and in any event within one (1) business day) provide to Parent any material non‑public information concerning the Company and its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives, and (B) engage or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and their respective Representatives and financing sources, including soliciting the submission of a revised Acquisition Proposal.

(d)         Following the date of this Agreement, the Company shall (i) promptly (and in any event within two (2) business days) notify Parent if any bona fide Acquisition Proposal or Acquisition Inquiry are received by the Company, (ii) promptly (and in any event within two (2) business days) provide to Parent a copy of any written Acquisition Proposal or Acquisition Inquiry received by the Company and a summary of the material terms and conditions of any oral Acquisition Proposal or Acquisition Inquiry, (iii) keep Parent reasonably informed of any material developments regarding any Acquisition Proposal or Acquisition Inquiry on a reasonably prompt basis upon the reasonable request of Parent, and (iv) upon the reasonable request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.

(e)           Nothing in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (nor shall any of the following constitute a Company Adverse Change Recommendation, unless, solely with respect to clause (i) set out below, it takes any action contemplated by clause (i), (ii) or (iii) of the definition of Company Adverse Change Recommendation in Section 4.4(a)) (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e‑2(a), Rule 14d‑9 or Item 1012(a) of Regulation M‑A promulgated under the Exchange Act, (ii) making any disclosure to the Company Stockholders that is required by applicable Legal Requirements, (iii) making any “stop, look and listen” communication pursuant to Rule 14d‑9(f) promulgated under the Exchange Act, (iv) electing to take no position with respect to an Acquisition Proposal until the close of business on the tenth (10th) business day after the commencement of such Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act, (v) informing any Person of the existence of the provisions contained in this Section 4.3 or (vi) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board has determined to make in good faith, after consultation with its outside legal counsel, it being understood that any such statement or disclosure made by the Company Board must be subject to the terms and conditions of this Agreement. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board that describes the Company’s receipt of an Acquisition Proposal or Acquisition Inquiry, the identity of the Person making such Acquisition Proposal or Acquisition Inquiry, the material terms of such Acquisition Proposal or Acquisition Inquiry and the operation of this Agreement with respect thereto will not be deemed, in and of itself, to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal or Acquisition Inquiry; or (C) a Company Adverse Change Recommendation.

(f)           Notwithstanding anything herein to the contrary, the Company agrees that (i) any violation of the restrictions set forth in this Section 4.3 or in Section 4.4 by any director or officer of the Company or any action by any other Representative acting on the Company’s behalf in breach of this Section 4.3 or in Section 4.4 shall be deemed to be a breach of this Agreement by the Company and (ii) upon becoming aware of any breach or threatened breach of this Section 4.3 by a Representative of the Company, the Company shall use its reasonable best efforts to stop such breach or threatened breach.

Section 4.4           Company Board Recommendation.

(a)         During the Pre‑Closing Period, neither the Company Board nor any committee thereof shall (i) withdraw, withhold (or qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw or withhold (or qualify or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation, (ii) approve, recommend, endorse or declare advisable, or publicly propose to approve, recommend, endorse or declare advisable, any Acquisition Proposal, (iii) approve, recommend, endorse or declare advisable, or propose to approve, recommend, endorse or declare advisable, or allow the Company to execute or enter into, any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iv) fail to include the Company Board Recommendation in the Proxy Statement, (v) fail to reaffirm the Company Board Recommendation within five (5) business days after Parent so requests in writing (it being understood that the Company will not be obligated to reaffirm the Company Board Recommendation on more than one occasion other than in connection with an Acquisition Proposal or a material amendment to any Acquisition Proposal) or (vi) fail to recommend against any Acquisition Proposal that is a tender or exchange offer subject to Rule 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within the ten (10) business days of commencement thereof (within the meaning of Rule 14d-2 under the Exchange Act) or make any other recommendation in connection with any such tender offer, other than a recommendation against such offer or the issuance of a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (each of the actions set forth in the foregoing clauses (i) through (vi), a “Company Adverse Change Recommendation”).

(b)         Notwithstanding anything to the contrary contained in Section 4.4(a) or elsewhere in this Agreement, at any time prior to the receipt of the Company Required Vote:

(i)         in the event that (x) the Company or any of its Subsidiaries or any of their Representatives receives a written Acquisition Proposal from and after the date hereof (or a renewal of any previously received Acquisition Proposal), other than as a result of any material breach of Section 4.3, from any Person or group of Persons that has not been withdrawn and (y) the Company Board (or committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal, the Company Board may (A) make a Company Adverse Change Recommendation and/or (B) authorize the Company to terminate this Agreement in accordance with Section 6.1(h) to enter into a Company Acquisition Agreement with respect to, or otherwise accept, such Superior Proposal, in the case of each of clauses (A) and (B) if and only if: (1) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Legal Requirements; (2) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 6.1(h) at least four (4) business days prior to making any such Company Adverse Change Recommendation and/or effecting such termination (a “Determination Notice”), which notice will include the material terms and conditions of such Acquisition Proposal, the identity of the Person or group of Persons making such proposal and include copies of all definitive agreements relating to such Acquisition Proposal (which notice shall not constitute a Company Adverse Change Recommendation); and (3)(I) the Company shall have provided to Parent a copy of such written Acquisition Proposal, (II) the Company shall have afforded Parent four (4) business days (the “Match Period”) after delivery of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Proposal, and, to the extent Parent desires to negotiate, shall have negotiated (and shall have caused its Representatives to negotiate) in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (III) after considering the terms of this Agreement, the Equity Commitment Letters and the Guarantees and any binding written proposals made by Parent to amend the terms hereof or thereof or enter into another proposal, if any, prior to 11:59 p.m. Eastern Time on the last day of the Match Period (to the extent such proposal has not been withdrawn by Parent as of the time of determination), the Company Board shall have determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Proposal and the failure to make the Company Adverse Change Recommendation and/or terminate this Agreement pursuant to Section 6.1(h) would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Legal Requirements.  For the avoidance of doubt, issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d‑9(f) shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 4.4.  The provisions of this Section 4.4(b)(i)(2) and Section 4.4(b)(i)(3) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice, except that the Match Period shall be deemed to be the longer of (A) the remaining period under the prior notice period and (B) two (2) business days; and

(ii)      other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstances, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least four (4) business days prior to making any such Company Adverse Change Recommendation (which notice describes the Change in Circumstance in reasonable detail); and (C)(1) the Company shall have given Parent four (4) business days after the delivery of the Determination Notice to propose revisions to the terms of this Agreement, the Equity Commitment Letters and Guarantees or make another binding written proposal so that such Change in Circumstances would no longer necessitate a Company Adverse Change Recommendation, and, to the extent Parent desires to negotiate, shall have negotiated (and shall have caused its Representatives to negotiate) in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (2) after considering the terms of this Agreement, the Equity Commitment Letters and Guarantees and any binding written proposals made by Parent to amend the terms hereof or thereof or enter into another proposal, if any, prior to 11:59 p.m. Eastern Time on the fourth (4th) business day following delivery of the Determination Notice (to the extent such proposal has not been withdrawn by Parent as of the time of determination), the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstances would still reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Legal Requirements.  For the avoidance of doubt, the provisions of this Section 4.4(b)(ii)(B) and Section 4.4(b)(ii)(C) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that the references to four (4) business days shall be deemed to be the longer of (A) the remaining period under the prior notice period and (B) two (2) business days.

Section 4.5           Proxy Statement.

(a)          As promptly as reasonably practicable following the date of this Agreement (and in any event within twenty (20) business days after the date hereof), the Company shall prepare and file with the SEC a preliminary proxy statement relating to a meeting of the Company Stockholders for the purpose of obtaining the Company Required Vote (the “Company Stockholder Meeting”) (as amended or supplemented from time to time, the “Proxy Statement”).  Until such time as there has been a Company Adverse Change Recommendation, the Board of Directors of the Company shall include the Company Board Recommendation in the Proxy Statement. Parent shall furnish all information concerning itself and its Affiliates that is reasonably requested by the Company to be included in the Proxy Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Until such time as there has been a Company Adverse Change Recommendation, the Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC and disseminating such documents to the Company Stockholders and reasonable opportunity to review and comment on all responses to requests for additional information and shall give due consideration, in good faith, to including any comments on each such document or response that are reasonably proposed by Parent. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any written or oral substantive comments of the SEC with respect to the Proxy Statement and to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable and to file the Proxy Statement with the SEC in definitive form promptly thereafter.  The Company shall promptly notify Parent (and in any case no later than twenty-four (24) hours) upon the receipt of any written or oral substantive comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall provide Parent with a copy of all written correspondence between the Company or any Company Representatives, on the one hand, and the SEC or its staff, on the other hand (and a summary of any substantive oral conversations) with respect to the Proxy Statement or the Transactions.

(b)        Each of the Company and Parent shall take all necessary action so that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  If, at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company shall promptly file an appropriate amendment or supplement to the Proxy Statement describing such information with the SEC and, to the extent required by applicable Legal Requirements, cause such amendment or supplement to be promptly disseminated to the Company Stockholders.

(c)        The Company shall (i) establish a record date, (ii) commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith, (iii) as promptly as reasonably practicable (and in any event within seven (7) business days) after the date on which the Company is informed that the SEC does not intend to review the Proxy Statement or has no further comments thereon, commence or cause to be commenced, the mailing of the Proxy Statement (including a form of proxy) in definitive form to the Company Stockholders in accordance with applicable Legal Requirements and the Company’s bylaws and (iv) subject to applicable Legal Requirements, take all other action necessary under all applicable Legal Requirements, the Certificate of Incorporation, the Company’s bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold the Company Stockholder Meeting.  The Company shall, unless there has been a Company Adverse Change Recommendation, use its commercially reasonable efforts to solicit from the Company Stockholders proxies in favor of the Company Required Vote.  The Company will schedule the Company Stockholder Meeting to be held within forty (40) days of the initial mailing of the Proxy Statement (or if the Company’s proxy solicitor advises in good faith, after discussion with the Parties, that forty (40) days from the date of the initial mailing of the Proxy Statement is insufficient time to submit and obtain the Company Required Vote, such later date as recommended by the Company’s proxy solicitor; provided, that, the Company Stockholder Meeting is held no later than fifty (50) days of the initial mailing of the Proxy Statement).  The Company agrees that no matters will be brought before the Company Stockholder’s Meeting other than the adoption of this Agreement and any related and customary procedural matters. The Company shall, if requested by Parent, postpone or adjourn the Company Stockholder Meeting (A) for the absence of a quorum or (B) to allow additional solicitation of votes in order to obtain the Company Required Vote; provided that, the Company shall not be obligated to postpone or adjourn the Company Stockholder Meeting at the request of Parent on more than one (1) occasion. The Company may adjourn, recess or postpone the Company Stockholder Meeting (A) with the written consent of Parent, (B) to the extent the Company determines is necessary or advisable (1) to permit the preparation, filing and dissemination of any supplement or amendment to the Proxy Statement that the Company has reasonably determined in good faith after consultation with outside legal counsel is required under applicable Legal Requirements, and (2) an adequate amount of time for such supplement or amendment to be reviewed by the Company Stockholders in advance of the Company Stockholder Meeting, (C) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (D) if, as of the time that the Company Stockholder Meeting is originally scheduled, there are insufficient Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, without Parent’s prior consent (such consent not to be unreasonably delayed, conditioned or withheld), the Company shall not adjourn the Company Stockholder Meeting more than fifteen (15) calendar days past the originally scheduled date or (E) to solicit additional proxies for the purpose of obtaining the Company Required Vote. In the event that the date of the Company Stockholder Meeting as originally called is for any reason postponed or adjourned, the Company agrees that unless Parent shall have otherwise approved (with such approval not to be unreasonably delayed, conditioned or withheld) in writing, it shall use reasonable best efforts to implement such postponement or adjournment in such a way that the Company is not required to establish a new record date for the Company Stockholder Meeting, as so postponed or adjourned, except as required by applicable Legal Requirements.

(d)         Nothing in this Section 4.5 shall be deemed to prevent the Company, the Company Board or any committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 4.3 or Section 4.4(b).

Section 4.6           Reasonable Best Efforts; Filings, Consents and Approvals.

(a)          Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to, except as set forth in Section 4.6(d), take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate and make effective the Transactions as soon as reasonably practicable, including: (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and making all necessary registrations and filings, (ii) obtaining all necessary Consents from third parties and (iii) executing and delivering any additional instruments necessary or reasonably advisable to consummate the Transactions.

(b)         Subject to the terms and conditions of this Agreement, each of the Parties hereto shall, if applicable, (and shall cause their respective Affiliates, if applicable, to) promptly, but in no event later than ten (10) business days after the date hereof (or such later date as may be agreed in writing between antitrust counsel for each Party), make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions.  The Company shall use commercially reasonable efforts to assist Parent in its submission of a Drug Manufacturing License Application, and all requisite supplemental documents, to the California Department of Public Health, Food and Drug Branch, where Ownership Change is selected as the reason for submitting such application, so as to facilitate Parent making such submission within five (5) business days of the date hereof.

(c)          Without limiting the generality of anything contained in this Section 4.6, during the Pre-Closing Period, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry by a Governmental Body or third party before a Governmental Body, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) promptly and regularly keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) promptly furnish to the other Party copies of documents, communications or materials provided to or received from any Governmental Body and material details of any oral communications in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and in connection with any of the foregoing and except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation or Legal Proceeding in respect of the Transactions, each Party shall provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation or Legal Proceeding; provided, that any of the foregoing documents and information provided to the other Party pursuant to this paragraph (i) may be redacted to (A) remove references to valuation of the Company or the identity of alternative acquirers, (B) comply with contractual arrangements, or (C) preserve legal privilege, and (ii) may be designated as “outside counsel only,” in which case such documents and information shall be provided only to outside counsel and consultants retained by such counsel.  Each Party, unless otherwise agreed to in writing, shall respond as promptly as practicable to requests for information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by responding at the earliest reasonably practicable date to any request for additional information, documents or other materials received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the Transactions.  Parent shall pay all filing fees under the HSR Act and other Antitrust Laws; provided, that Parent and the Company shall each bear its own costs for the preparation of any such filings.  Neither Party shall commit to or agree with any Governmental Body to enter into any timing agreement, stop the clock, stay, toll or extend any applicable waiting period, or pull and refile under the HSR Act, or any other applicable Antitrust Laws, or agree with any Governmental Body not to consummate the Transactions for any period of time, without the prior written consent of the other Party.

(d)         In furtherance and not in limitation of the foregoing in Section 4.6(a), Parent and Merger Sub shall each use their reasonable best efforts to promptly take, and cause their respective Affiliates to take, any and all reasonable actions necessary to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, of the FTC, DOJ, or any other Governmental Bodies, including those of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the Transactions, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or expirations or termination of the waiting period under the HSR Act or other Antitrust Laws, and to use reasonable best efforts to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Bodies, and to use reasonable best efforts to avoid the entry of, effect the dissolution of, or to eliminate, any Legal Restraint which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Termination Date, as promptly as possible, in each case in order to obtain any necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, expirations or terminations of waiting periods, to consummate the Transactions prior to the Termination Date or to avoid the commencement or entry of, or to effect the dissolution of, any preliminary or permanent injunction, in any legal proceeding under any Antitrust Law, which would otherwise have the effect of preventing the Closing; provided, that no Party shall be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is not conditioned upon the occurrence of the Closing.  In the event Parent and the Company receive Requests for Additional Information (“Second Requests”) under the HSR Act in connection with the Transactions, each Party shall use its reasonable best efforts to substantially comply with such request as soon as practicable as provided by Section 7A(e) of the HSR Act. For purposes of this provision, a Party shall be deemed to have complied with any such request by providing a response that the Party in good faith believes to be in substantial compliance and by certifying in writing to the FTC or DOJ, as applicable its substantial compliance. In the event that a Party receives a subpoena or civil investigative demand requesting materials and information similar to that usually demanded in a Second Request, such Party shall comply as soon as practicable with such subpoena or civil investigative demand. Notwithstanding the forgoing, in no event shall Parent or Merger Sub be required to, or to cause any of their respective Affiliates (including as of the Effective Time the Company and its Subsidiaries) to sell, lease, license, divest or dispose of any of its or their respective assets, rights, intellectual property, product lines or businesses. Nothing shall require the Company to agree to or to take, or commit to take, any action with respect to its assets, businesses, or Affiliates that is not conditioned upon the consummation of the Transactions (and the Company shall not be permitted to agree to any of the foregoing, whether or not conditioned upon the consummation of the Transactions, without the prior written consent of Parent).

(e)          Prior to the earlier of the Closing and January 31, 2025, each of Parent and Merger Sub shall not, and Parent shall cause its Affiliates not to, directly or indirectly, acquire or agree to acquire, or publicly announce the intent to acquire, any assets, business, division or any Person that is a material, direct competitor of the Company, whether by merger, consolidation, license, purchasing the assets of or equity in any such Person or by any other manner, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would reasonably be expected to (i) impose any material delay in the expiration or termination of the applicable waiting period or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Body necessary to consummate the Merger and the Transactions, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Legal Requirements or (ii) materially increase the risk of any Governmental Body entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would materially delay, restrain, prevent, enjoin, or otherwise prohibit consummation of the Merger and the Transactions.

Section 4.7         Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (ii) with respect to any offering periods in effect as of the date hereof (the “Current ESPP Offering Periods”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current ESPP Offering Period; (iii) if the Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date prior to the Closing Date reasonably agreed by the Parties.  Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 4.7.

Section 4.8           Employee Benefits.

(a)        For a period of at least one year following the Effective Time (or, if shorter, for the applicable Continuing Employee’s period of employment), Parent shall provide, or cause to be provided, to each employee of the Company and its Subsidiaries who is employed by the Company or any of its Subsidiaries as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Subsidiary or Affiliate thereof) during such period (each, a “Continuing Employee”) (i) base salary (or base wages, as the case may be), short-term cash incentive compensation opportunities (including bonuses and commissions), and annual vacation accrual rates, each of which is individually no less favorable than the base salary (or base wages, as the case may be), short-term cash incentive compensation opportunities (including bonuses and commissions), and annual vacation accrual rates provided to such Continuing Employee immediately prior to the execution of this Agreement, and (ii) severance pay and benefits no less favorable than the severance pay and benefits provided under the Employee Plans set forth on Section 2.18(c) of the Company Disclosure Schedule and (iii) other broad-based retirement, health and welfare benefits (other than any change-in-control or other transaction-based payments, long-term incentives, non-qualified deferred compensation, retention payments, equity or equity-based compensation, defined benefit arrangements, and post-retirement or retiree medical or welfare benefits (the “Excluded Benefits”) that are substantially comparable in the aggregate, to the broad-based retirement, health and welfare benefits (other than the Excluded Benefits) provided to such Continuing Employee immediately prior to the execution of this Agreement, except to the extent more favorable compensation and benefits may be required by applicable Legal Requirements.  Parent acknowledges that, upon the occurrence of the Effective Time, a “Change in Control” (or “Change of Control” or similar defined term, as the case may be) of the Company shall have occurred for purposes of each of the Employee Plans in which such definition occurs.

(b)           Without limiting the foregoing:

(i)          Each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels (including levels of benefits under Parent’s or the Surviving Corporation’s (or applicable Subsidiary’s) vacation policy) and eligibility for vesting under Parent or the Surviving Corporation’s (or applicable Subsidiary’s) employee benefit plans and arrangements (other than with respect to the Excluded Benefits) with respect to his or her length of service with the Company and its Subsidiaries (and their predecessors) prior to the Closing Date; provided, that the foregoing shall not result in the duplication of benefits or to benefit accrual under any Excluded Benefits.

(ii)          With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation (or applicable Subsidiary) to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company and its Subsidiaries as in effect from time to time.

(iii)          With respect to any health or welfare benefit plan of Parent or the Surviving Corporation (or applicable Subsidiary) in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time (the “Parent Plans”), Parent shall (A) use commercially reasonable efforts to waive all limitations as to pre‑existing conditions exclusions and waiting periods or required physical examinations under such Parent Plans with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions, waiting periods or physical examinations would not apply under a similar health or welfare plan in which such Continuing Employees participated immediately prior to the Effective Time and (B) use commercially reasonable efforts to provide credit to Continuing Employees under the applicable Parent Plan for all deductibles, co-payments and other out of pocket expenses incurred by such Continuing Employee or their covered dependents in the plan year in which the Effective Time occurs to the extent applicable under any such plan.

(c)           If, at least ten (10) business days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan, the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”).  If the Company 401(k) plan is terminated pursuant to this Section 4.8(c), then as soon as practicable following the 401(k) Termination Date, Parent shall, to the maximum extent permitted under the Parent’s 401(k) Plan, permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan and shall permit each such Continuing Employee to elect to transfer their account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax‑qualified status of Parent’s 401(k) plan or as may be prohibited by Parent’s 401(k) plan.

(d)          If the Closing Date occurs prior to July 1, 2025, Parent shall pay, or cause to be paid, on the first regular payroll date of the Company following the Closing Date, each Continuing Employee’s annual bonus for the Company’s fiscal year ending April 30, 2025 (“FY25”) in an amount equal to the annual bonus amount that the Continuing Employee would receive if the Continuing Employee’s annual bonus for FY25 was determined disregarding any individual component in the calculation of the amount of the annual bonus and weighting the Company performance components at 100%, with all applicable Company performance goals deemed achieved at the target level (each, a “FY25 Bonus”), subject to the Continuing Employee remaining employed by the Company, Parent or one of their Affiliates through the payment date, provided that prior to the Closing Date, the authorized officers of the Company may reduce (including to zero dollars) any FY25 Bonus payable to a non-executive officer in its sole discretion. Each FY25 Bonus shall be paid net of any withholding Taxes required to be deducted and withheld by applicable Laws. For the avoidance of doubt, (i) no FY25 Bonus to any Company Employee shall exceed 100% of such Company Employee’s target bonus level for FY25, and (ii) if the Closing Date does not occur prior to July 1, 2025, the Company shall not pay any FY25 Bonus under this Section 4.8(d) but may pay annual bonuses on or after July 1, 2025, to the extent permitted by Section 4.2(b)(iv).

(e)          The Company shall, prior to the Closing Date and in a manner intended to be in compliance with Section 1.409A-3(j)(4)(ix)(B) of the Treasury Regulations, terminate the Deferred Compensation Plan effective as of immediately prior to the Closing. Copies of all consents and other written actions used in connection with the foregoing shall be provided to Parent at least two (2) days in advance of approving such consent or written action or distribution of communications, as applicable, for Parent’s reasonable review and comment. The Company shall not unreasonably omit comments provided by Parent with respect to such materials.

(f)          The provisions of this Section 4.8 are solely for the benefit of the Parties, and no provision of this Section 4.8 is intended to, or shall, constitute the establishment or adoption of or an amendment to any compensation or benefit plan, program, policy, agreement or other arrangement for purposes of ERISA or otherwise or guarantee to any Person any right to continued employment and no current or former Company Associate, or any other Person associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof.

Section 4.9           Indemnification of Officers and Directors.

(a)         The Parties agree that, to the fullest extent permitted by applicable Legal Requirements, all rights to indemnification, advancement of expenses and exculpation by the Company or any of its Subsidiaries existing in favor of those Persons who are directors and officers of the Company or any of its Subsidiaries as of the date of this Agreement, have been directors or officers of the Company or any of its Subsidiaries in the past or who become directors or officers of the Company or any of its Subsidiaries following the date hereof and prior to the Effective Time (such individuals collectively, the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), in each case to the extent provided in the certificate of incorporation and bylaws (or applicable governing documents) of the Company or any of its Subsidiaries, as applicable (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company or any of its Subsidiaries, as applicable, and said Indemnified Persons (to the extent set forth on Section 4.9(a) of the Company Disclosure Schedule and in effect as of the date of this Agreement) in the forms made available to Parent or Parent’s Representatives prior to the date of this Agreement (such obligations, the “Existing Indemnification Obligations”), shall survive the Closing and to the fullest extent permitted under applicable Legal Requirements shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under applicable Legal Requirements for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six year period shall continue to be subject to this Section 4.9(a) and the rights provided under this Section 4.9(a) until disposition of such claim (even if after such six-year period).

(b)         From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”), to the fullest extent permitted under applicable Legal Requirements, to indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, fees, expenses (including reasonable and documented attorneys’ fees), judgments, amounts paid in settlement or fines incurred by such Indemnified Person in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was (or any acts or omissions by such Indemnified Person in his or her capacity as) a director or officer of the Company or any of its Subsidiaries at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions, in each case to the extent required by the Existing Indemnification Obligations.  Without otherwise limiting the Indemnified Persons’ rights with regards to counsel, following the Effective Time, the Indemnified Persons shall be entitled to continue to retain Cooley LLP, or such other counsel selected by the Indemnified Persons that is reasonably acceptable to the Surviving Corporation.

(c)          From the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the existing policy of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries as of the date of this Agreement (an accurate and complete copy of which has been made available to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policy or become covered by such existing policy prior to the Effective Time with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company or its Subsidiaries (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy. At the Company’s election prior to the Effective Time, the Company may (through a nationally recognized insurance broker) purchase a six year “tail” policy for the existing policy effective as of the Effective Time) and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain or maintain insurance pursuant to this Section 4.9(c); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company and its Subsidiaries as of the date of this Agreement with respect to such existing policy (or for any tail policy, the corresponding amount), it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount (or for any tail policy, the corresponding amount).

(d)          In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, Parent shall make proper provisions such that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 4.9.

(e)          The provisions of this Section 4.9 shall survive the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  Unless required by applicable Legal Requirement, this Section 4.9 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

Section 4.10        Securityholder Litigation. Prior to the Effective Time, each Party will provide the other Parties with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and, upon request, keep such other Parties reasonably informed with respect to the status thereof.  The Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation.  The Company may not compromise or settle, or agree to compromise or settle, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).  For purposes of this Section 4.10, “participate” means that (i) Parent shall be kept apprised of proposed strategy and other significant decisions and provided with copies of all complaints with respect to the Transaction Litigation (in each case to the extent that the attorney-client privilege between such Party and its counsel is not undermined or otherwise affected), and (ii) Parent will have the right to review and may offer comments or suggestions with respect to such Transaction Litigation, including on filings and responses, and the Company will give good faith consideration to such comments and suggestions, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 4.11        Notice of Certain Events. Each Party hereto will deliver, as promptly as practicable, notice to the other Parties hereto of such Party becoming aware (a) of any breach of any covenant or agreement made by such Party in this Agreement or (b) that any representation or warranty made by such party has become untrue or inaccurate in any material respect, in the case of each of (a) and (b), if and only to the extent that such untruth, inaccuracy or breach would reasonably be expected to cause any of the conditions set forth in Article V to fail to be satisfied at the Closing; provided, that the delivery of any notice pursuant to this Section 4.11 shall not cure any breach or inaccuracy of any covenant, agreement, representation or warranty made by or of the notifying party or limit the remedies available to the parties receiving such notification.

Section 4.12       Press Release; Public Statements.  The initial press release relating to this Agreement shall be a joint press release issued by, and whose form and content shall be agreed to by, the Company and Parent, and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent disclosure of the content thereof was not previously issued or made in accordance with this Agreement), in each case, with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement to (including to media, analysts, Company Stockholders, investors or those attending industry conferences) and make internal announcements to its employees and contractors, and the Company Associates and make disclosures in Company SEC Documents, in each case, so long as such statements are consistent with previous press releases, public disclosures or public statements; (b) a Party may, without the prior consent of the other Party, but subject to giving advance notice to the other Party and providing the other Party with a reasonable opportunity to review and comment on such release, public announcement or statement (to the extent not prohibited by any Legal Requirement), issue any such press release or make any such public announcement or statement as may be required by any Legal Requirement; (c) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made pursuant to Section 4.3(e) or that relates to any Acquisition Proposal, Acquisition Inquiry or Company Adverse Change Recommendation and any related matters, (d) no consultation or consent of the other Party shall be required with respect to any dispute between the Parties related to this Agreement or the Transactions and (e) a Party may make communications to current and potential equityholders or investors, in each case who are subject to customary confidentiality restrictions, in connection with fundraising, marketing, informational or reporting activities.

Section 4.13         Equity Financing.

(a)         No Amendments to Equity Commitment Letters.   Neither Parent nor Merger Sub shall, without the prior written consent of the Company, amend, modify, supplement, replace, substitute or waive any of the conditions to funding contained in the Equity Commitment Letters or any other provisions of, or remedies under, the Equity Commitment Letters to the extent such amendment, modification, supplement, replacement, substitute or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing; (ii) adversely affect the ability of Parent and Merger Sub to timely consummate the Transactions, including the ability to pay the Required Amount in full; (iii) (x) impose new or additional conditions to the funding of the Equity Financing or (y) expand, amend or modify any of the existing conditions to the funding of the Equity Financing in a manner that could make the funding of the Equity Financing less likely to occur or prevent, materiality hinder, or materially delay the Closing; (iv) materially delay or prevent the Closing Date or make the timely funding of the Equity Financing or the satisfaction of the conditions to obtaining the Equity Financing less likely to occur in any respect; (v) adversely impact the ability of Parent to enforce its rights against the other parties to the Equity Commitment Letters; or (vi) result in the termination of the Equity Commitment Letters (the effects described in clauses (i) through (vi), collectively, the “Prohibited Modifications”); provided, however, that Parent shall be permitted to amend the Equity Commitment Letters to increase the amount of proceeds available thereunder, in each case, together with any conforming or ministerial changes related thereto. In the event that Parent or Merger Sub amends, modifies, supplements, replaces or waives the Equity Commitment Letters in accordance with this Section 4.13, references in this Agreement to “Equity Financing” shall be deemed to refer to the Equity Financing as so amended, supplemented, replaced or waived. Without the prior written consent of the Company, in no event will the Equity Financing Parties, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the financing sources or potential financing sources of Parent, Merger Sub and such investors) enter into any Contract after the date hereof and prior to the Closing awarding any agent, broker, investment banker or financial advisor any financing or financial advisory role on an exclusive basis.

(b)         Taking of Necessary Actions. Each of Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Equity Financing on a timely basis and on the terms and conditions described in the Equity Commitment Letters, including to (i) maintain in full force and effect the Equity Commitment Letters in accordance with the terms and subject to the conditions thereof (subject to Parent’s ability to amend the Equity Commitment Letters as provided for in Section 4.12(a)); (ii) satisfy on a timely basis (or obtain waivers of) all conditions to funding that are applicable to Parent and/or its Affiliates in the Equity Commitment Letters; (iv) consummate the Equity Financing at or prior to the Closing, including causing the Equity Financing Parties to fund the Equity Financing at the Closing; (v) comply with its obligations pursuant to the Equity Commitment Letters; and (vi) enforcing its rights pursuant to the Equity Commitment Letter.

(c)          Information.  Parent and Merger Sub shall give the Company prompt notice (A) of any breach (or written threatened breach) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Equity Commitment Letters; (B) of the receipt by Parent or Merger Sub of any oral or written notice or communication from any Equity Financing Party with respect to any (1) actual or threatened breach, default, termination or repudiation by any party to the Equity Commitment Letters of any provisions of the Equity Commitment Letters or such definitive agreements; or (2) dispute or disagreement between or among any parties to the Equity Commitment Letters; and (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Equity Financing on the terms, in the manner or from the sources contemplated by the Equity Commitment Letters. Parent will provide information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event with three (3) business days) after the date that the Company delivers a written request therefor to Parent.

(d)        No Financing Condition.  PARENT AND MERGER SUB EACH ACKNOWLEDGE AND AGREE THAT OBTAINING THE EQUITY FINANCING IS NOT A CONDITION TO THE CLOSING.  IF THE EQUITY FINANCING HAS NOT BEEN OBTAINED, PARENT AND MERGER SUB WILL EACH CONTINUE TO BE OBLIGATED, SUBJECT TO THE SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN ARTICLE V, TO CONSUMMATE THE MERGER AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS AGREEMENT WILL RELIEVE THE PARENT AND MERGER SUB FROM ANY LIABILITY FOR ANY BREACH OF THIS AGREEMENT, INCLUDING THE OBLIGATIONS SET FORTH IN THIS SECTION 4.13.

Section 4.14         Financing Cooperation.

(a)         Cooperation with Debt Financing. If Parent intends to obtain any debt financing in connection with the Merger at the Effective Time and enters into an agreement or commitment letter with respect thereof (the “Debt Financing” and together with the Equity Financing, the “Financing”), if reasonably requested by Parent, in all cases subject to the limitations set forth herein and, the Company will use its commercially reasonable efforts, and will cause each of its Subsidiaries to use its respective commercially reasonable efforts, to provide Parent with customary cooperation reasonably requested by Parent to assist it in obtaining such Debt Financing by:

(i)       as promptly as reasonably practicable, timely furnishing to Parent and any Debt Financing Source and their respective Representatives the Required Financing Information and such other information regarding the Company and its Subsidiaries reasonably necessary for the arrangement (and consummation) of any Debt Financing or assembly of marketing materials and customary for financings of this type; provided, that the obligations set forth in this Section 4.14(a)(i) may be satisfied with respect to the Required Financial Information by filing the Form 10-K or 10-Q, as applicable, of the Company filed with the SEC within the applicable time periods required by applicable law and regulations (including any extended deadlines available thereunder); provided, further, that, notwithstanding anything to the contrary in this Section 4.14, the Company shall not be required to provide Required Financing Information with respect to any fiscal quarter after the date hereof prior to the date that is thirty five (35) days after the end of such fiscal quarter;

(ii)          participating in a reasonable number of meetings, presentations with actual or prospective Debt Financing Sources, road shows, due diligence sessions, drafting sessions and sessions with rating agencies (which, at the Company’s option, may be attended via teleconference or virtual meeting platforms), in each case, upon reasonable advance notice, at reasonable times and locations to be mutually agreed;

(iii)         assisting Parent and the Debt Financing Sources in the preparation of customary rating agency presentations, bank information memoranda and high-yield offering prospectuses or memoranda required in connection with the Debt Financing, in each case, solely as required in connection with the Debt Financing and customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company; provided, however, that (A) the Company and its Representatives will not have responsibility for the preparation of any pro forma financial statements, forecasts of financing statements, or projections; and (B) all such authorization letters and materials related thereto (1) shall include or otherwise expressly incorporate language that exculpates the Company, its Affiliates and its and their respective Representatives from any liability in connection with the unauthorized use or misuse by the recipients thereof of all such presentations, memoranda and other materials and documents and information set forth therein, and (2) shall have been previously identified to, and provided to, the Company and the Company and its Representatives shall have been given reasonable opportunity to review and comment thereon;

(iv)       (a) assisting with the preparation of definitive financing documentation, including any schedules or exhibits thereto or any perfection certificate, (b) obtaining a certificate of the chief financial officer (or person performing similar functions) of the Company with respect to solvency matters, (c) assisting with obtaining landlord waivers and insurance certificates and endorsements, and (d) assisting Parent in connection with the preparation of any pledge, security and other financing documents as may be reasonably requested by Parent or the Debt Financing Sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(v)         facilitating the pledging or the reaffirmation of the pledge of collateral, which such pledge will not take effect until the Effective Time;

(vi)         subject to and conditioned upon the occurrence of the Closing, the taking of corporate actions reasonably necessary to permit the consummation of any Debt Financing and to permit the proceeds thereof to be made available to Parent;

(vii)        furnishing Parent and the Financing Sources at least four (4) Business Days prior to Closing with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations to the extent requested at least nine (9) Business Days prior to Closing; and

(viii)     cooperating with the satisfaction of the conditions precedent to the Debt Financing (to the extent any such conditions are customary and consistent with the other terms of this Agreement and require the cooperation of, and are within the control of, the Company or any of its Subsidiaries).

(b)          Limitation on Obligations of the Company.  Notwithstanding anything to the contrary contained in this Section 4.14, the Company and its Subsidiaries will not be required to (i) waive or amend any terms of this Agreement or cause any condition to Closing set forth in Article V to fail to be satisfied, (ii) pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities (except to the extent reimbursed or indemnified by Parent in accordance with Section 4.14(e) and Section 4.14(f)); (iii) execute, deliver, approve, modify or perform any agreement, instrument, certificate or other documentation in each case that would be effective prior to the Effective Time (other than customary authorization letters); (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; (v) require the Company or any of its Affiliates or any of its or their respective Representatives to adopt any resolutions, execute any consents or otherwise take any corporate or similar action (except with regards to directors of the Company Board or officers of the Company that will continue in such role as of Closing and with respect to consents that shall only be effective as of or following the Effective Time); (vi) require the Company or any of its Affiliates or any of its or their respective Representatives to deliver any legal opinion or reliance letter or comfort letter; (vii) take any action that could reasonably be expected to result in a contravention of, violation or breach of, or default under, this Agreement, any Organizational Document, any Contract or any Law; or (viii) provide access to or disclose information which would result in waiving any attorney-client privilege.  In addition, (A) other than customary authorization and representation letters, in each case, referred to in Section 4.14(a)(iii), no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries or their respective Representatives will be required to take any such action pursuant to any such certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor.  Nothing in this Section 4.14 will require (1) any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 4.14 that could reasonably be expected to result in personal liability to such Representative; or (2) the Company Board to approve any financing or Contracts related thereto (except with regards to directors of the Company Board that will continue in such role as of Closing and with respect to such financing or such Contracts that shall be effective as of or following the Effective Time).

(c)          Use of Logos.  The Company hereby consents to the use of its and its Subsidiaries’ logos in a form and manner reasonable acceptable to the Company in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended or likely to, and will not, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and all goodwill arising from the use thereof shall inure to the Company and (ii) are used solely in connection with a description of the Company, its business and products or the Merger.

(d)          Confidentiality.  All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with each of the Confidentiality Agreements, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by each of the Confidentiality Agreements as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is an express third party beneficiary.

(e)          Reimbursement.  Promptly upon request by the Company, Parent will reimburse the Company for any out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, its Subsidiaries or any of their Representatives in connection with the cooperation of the Company, its Subsidiaries and their Representatives contemplated by this Section 4.14.

(f)          Indemnification.  The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith, except in each case to the extent arising from willful misconduct, gross negligence, intentional misrepresentation or fraud of the Company, its Subsidiaries and their respective Representatives.  Parent’s obligations pursuant to Section 4.14(e) and this Section 4.14(f) are referred to collectively as the “Reimbursement Obligations”.

(g)      No Financing Condition.  PARENT, MERGER SUB AND GUARANTOR EACH ACKNOWLEDGE AND AGREE THAT OBTAINING THE DEBT FINANCING IS NOT A CONDITION TO THE CLOSING OR THE FUNDING OF THE EQUITY FINANCING UNDER THE EQUITY COMMITMENT LETTER. IF ANY DEBT FINANCING HAS NOT BEEN OBTAINED, PARENT AND MERGER SUB WILL EACH CONTINUE TO BE OBLIGATED, SUBJECT TO THE SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN ARTICLE V, TO CONSUMMATE THE MERGER.

Section 4.15       Takeover Laws.  If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors (or respective committees thereof) shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate or minimize the effect of any Takeover Law on any of the Transactions.

Section 4.16       Section 16 Matters.  Prior to the Effective Time, the Company and the Company Board (or committee thereof) shall, to the extent necessary, take appropriate action, prior to or as of the Closing, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b‑3 promulgated under the Exchange Act.

Section 4.17         Stock Exchange Delisting; Deregistration.

(a)          Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Shares to be delisted from Nasdaq prior to the Effective Time.

(b)          If the Surviving Corporation is required to file any reports in accordance with the Exchange Act during the period between the filing of the Form 25 and the Form 15 in connection with the delisting and deregulation described in Section 4.17(a) (the “Delisting Period”), the Company will deliver to Parent at least one (1) business day prior to the Closing a draft of any such reports required to be filed during the Delisting Period (the “Post-Closing SEC Reports”).

Section 4.18        Merger Sub Obligations.  Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent shall ensure that each of its Subsidiaries (including Merger Sub) duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and Parent, as applicable, shall be jointly and severally liable with its Subsidiaries (including Merger Sub) for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

Section 4.19         Convertible Notes.

(a)        At and prior to the Closing, the Company shall comply in a timely manner with all of the provisions of the 2029 Indenture and all applicable Legal Requirements in connection therewith applicable to the Company, including executing and delivering supplemental indentures to the 2029 Indenture in connection with the Merger, the delivery, issuance or entry into any notices, certificates, legal opinions or other documents or instruments required to comply with the 2029 Indenture; provided, that (i) the Company shall deliver a copy of any such supplemental indenture, notice, certificate, legal opinion or other document to Parent reasonably in advance of delivering or entering into such supplemental indenture, notice, certificate, legal opinion or other document in accordance with the terms of the 2029 Indenture and (ii) prior to the Closing, the Company shall not, except as otherwise set forth in this Section 4.19, amend, modify, supplement or terminate the 2029 Indenture or take any action that would result in a change to the Conversion Rate (as defined in the 2029 Indenture as in effect on the date hereof), in each case, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.  The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any supplemental indentures, notices, certificates or other documents or instruments deliverable pursuant to the 2029 Indenture prior to the dispatch or making thereof and, subject to comments to legal opinions which shall be considered in good faith, shall consider in good faith all reasonable comments provided by Parent and its counsel with respect thereto.

(b)         Notwithstanding the foregoing, nothing in this Section 4.19 shall require the Company to (i) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the 2029 Indenture prior to the occurrence of the Effective Time (other than to the extent expressly required under such 2029 Indenture), (ii) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, in each case with respect to the 2029 Indentures, that is effective prior to the occurrence of the Effective Time, or (iii) refrain from delivering, or delay the delivery of, any notice required by the terms of the 2029 Indenture (it being understood that to the extent reasonably practicable the Company will provide Parent with prior notice of any such delivery with an opportunity to comment on the relevant notice).

Section 4.20       Tax Certificate.  At least one (1) business day prior to the Effective Time, the Company shall provide a valid and duly executed certificate in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) from the Company stating that the Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, together with a notice to the IRS prepared in accordance with Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date, and in the form attached hereto as Exhibit C.

ARTICLE V.CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

Section 5.1           Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions:

(a)       The Company will have received the Company Required Vote at the Company Stockholder Meeting (or any adjournment or postponement thereof).

(b)         (i) Any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have expired or been earlier terminated, and (ii) any required consents, registrations, declarations, notices or filings from Governmental Bodies in the jurisdictions set forth on Section 5.1(b) of the Company Disclosure Schedule, if any, shall have been made or obtained (or deemed to have been made or obtained by virtue of the expiration or termination of any applicable waiting periods).

(c)         No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction after the date hereof and remain in effect, nor shall any Legal Requirement have been entered, enforced, enacted, or issued after the date hereof by any Governmental Body, in each case, which prohibits, or makes illegal, the consummation of the Merger (any such order, injunction or Legal Requirement, a “Legal Restraint”).

Section 5.2           Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Legal Requirements) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)          The representations and warranties of the Company set forth in this Agreement (other than those referred to in Section 2.1(a), 2.3, 2.4(a), 2.5(e) and 2.23) shall have been true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the date of this Agreement and shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 2.1(a), 2.3, 2.4(a), 2.5(e) and 2.23 of this Agreement that (x) are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time) and (y) are qualified by materiality or Material Adverse Effect shall be true and correct in all respects (without disregarding such materiality or Material Adverse Effect qualifications) as of the date of this Agreement and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), and (iii) the representations and warranties of the Company set forth in Section 2.5(a) through Section 2.5(d) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time).

(b)        The Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Closing.

(c)          Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer or chief financial officer thereof, certifying that the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(d) have been satisfied.

(d)          Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing as of the Effective Time.

Section 5.3         Conditions to the Company’s Obligations to Effect the Merger.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)         (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on and as of the Closing Date as if made on and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement;

(b)          Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c)          The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.

ARTICLE VI.TERMINATION

Section 6.1           Termination.  This Agreement may be terminated prior to the Effective Time:

(a)           by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b)         by either Parent or the Company if the condition set forth in Section 5.1(c) is not satisfied and a Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to a Party if the issuance of such final, non-appealable Legal Restraint was primarily due to or caused by the failure of such Party to perform any of its covenants or obligations under this Agreement;

(c)          by either Parent or the Company if the Effective Time (whether prior to or after the receipt of the Company Required Vote) shall not have occurred on or prior to 11:59 p.m. Eastern Time on May 6, 2025 (such date, as extended pursuant to the immediately following proviso, the “Termination Date”); provided, however, that in the event that on the original Termination Date, the condition set forth in Section 5.1(b)(i) has not been satisfied, but all of the other closing conditions set forth in Article V have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), then the original Termination Date shall be automatically extended without further action by the Parties until 11:59 p.m. Eastern Time on November 6, 2025 (and in the case of such extension, any reference to the Termination Date in this Agreement shall be a reference to the Termination Date, as extended); provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(c) shall not be available to any Party if its (or in the case of Parent, Parent or Merger Sub’s) breach of any provision of this Agreement resulted in the failure of the Effective Time to occur by the Termination Date;

(d)          by either Parent or the Company, if the Company fails to obtain the Company Required Vote at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;

(e)          by Parent (whether prior to or after the receipt of the Company Required Vote), if the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement, or if any of the representations or warranties of the Company in this Agreement is inaccurate, which breach, failure to perform or inaccuracy would result in a failure of a condition set forth in Section 5.1 or Section 5.2, as applicable, if measured as of the time Parent asserts a right of termination pursuant to this Section 6.1(e), except that if such breach, failure or inaccuracy is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 6.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 6.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Company Breach Notice Period (to the extent capable of being cured); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(e) if Parent or Merger Sub is then in breach of any covenant or agreement of this Agreement or any representation or warranty of Parent in this Agreement is inaccurate, in each case, such that any condition set forth in Section 5.3(a) or Section 5.3(b) as applicable, would not then be satisfied.

(f)           by Parent, if at any time prior to receipt of the Company Required Vote, the Company Board (or a committee thereof) makes and has not withdrawn a Company Adverse Change Recommendation, except that Parent’s right to terminate this Agreement pursuant to this Section 6.1(f) will expire upon receipt of the Company Required Vote;

(g)          by the Company (whether prior to or after the receipt of the Company Required Vote), if Parent or Merger Sub has breached or failed to perform any of its respective covenants or other agreements contained in this Agreement, or if any of the representations or warranties of the Company in this Agreement is inaccurate, which breach, failure to perform or inaccuracy would result in a failure of a condition set forth in Section 5.1 or Section 5.3, as applicable, if measured as of the time the Company asserts a right of termination pursuant to this Section 6.1(g) except that if such breach, failure or inaccuracy is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 6.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 6.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Parent Breach Notice Period (to the extent capable of being cured); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(g) if the Company is then in breach of any covenant or agreement of this Agreement or any representation or warranty of the Company in this Agreement is inaccurate, in each case, such that any condition set forth in Section 5.3(a) or Section 5.3(b) as applicable, would not then be satisfied;

(h)          by the Company, at any time prior to the receipt of the Company Required Vote, in order to accept a Superior Proposal and/or enter into a Company Acquisition Agreement providing for the consummation of such Superior Proposal in accordance with Section 4.4(b), so long as (i) the Company has not materially breached any of its obligations under Section 4.3 with respect to such Superior Proposal and (ii) prior to or substantially concurrently with such termination, the Company pays the Company Termination Fee due to Parent in accordance with Section 6.3(b) to the extent contemplated thereby; or

(i)           by the Company if (i) all of the conditions set forth in Section 5.1 and Section 5.2 have been and continue to be satisfied (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or waived; (ii) Parent and Merger Sub fail to consummate the Closing on the date required pursuant to Section 1.3; (iii) the Company has irrevocably notified Parent in writing that, if Parent performs its obligations under this Agreement and the Equity Financing is funded in accordance with the Equity Commitment Letters, then the Company stands ready, willing and able to consummate, and will consummate, the Closing; (iv) the Company gives Parent written notice at least two (2) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 6.1(i); and (v) the Closing has not been consummated by the end of such two (2) Business Day period.

Section 6.2           Manner and Notice of Termination; Effect of Termination.

(a)          The Party terminating this Agreement pursuant to Section 6.1 (other than pursuant to Section 6.1(a)) shall deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 6.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)          Any proper and valid termination of this Agreement pursuant to Section 6.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the proper and valid termination of this Agreement pursuant to Section 6.1, this Agreement shall immediately be of no further force or effect, without any liability or obligation on of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except Section 2.26, Section 3.13, Section 4.14(e), Section 4.14(f), this Section 6.2, Section 6.3, Article VII, and Exhibit A will each survive the termination of this Agreement and shall remain in full force and effect in accordance with their respective terms.  Notwithstanding the foregoing but subject to Section 6.3(b)(vi) and Section 6.3(c)(iii), nothing in this Agreement will relieve any Party from any liability for any Willful Breach of this Agreement (subject to the Company Liability Limitation) arising prior to the valid termination of this Agreement.  In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreements or the Guarantees, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

Section 6.3           Expenses; Termination Fee.

(a)        Except as set forth in Section 4.6, Section 4.14, this Section 6.3 or as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated.  For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Paying Agent.

(b)          Company Termination Fee.

(i)           If (A) (1) this Agreement is validly terminated pursuant to Section 6.1(c) or Section 6.1(d) or (2) Parent validly terminates this Agreement pursuant to Section 6.1(e) as a result of a breach, failure to perform or inaccuracy by the Company that first occurred following the making of an Acquisition Proposal of the type referenced in the following clause (B), (B) after the date hereof and prior to the date of such termination (except in the case of termination pursuant to Section 6.1(d), in which case at least three (3) business days prior to the Company Stockholder Meeting (or any adjournment or postponement thereof)) a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party), or otherwise publicly made known to the Company Board or the Company Stockholders, and in each case, is not publicly withdrawn at least three (3) business days prior to the earlier of the date of the Company Stockholder Meeting (or any adjournment or postponement thereof) and the date of such termination and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into, then the Company will concurrently with the earlier of (x) the consummation of such Acquisition Proposal or (y) entry into the definitive agreement in respect of such Acquisition Proposal, pay, or cause to be paid, to Parent an amount in cash equal to the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent if one has been so designated by Parent.  For purposes of this Section 6.3(b)(i), all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%.”

(ii)        If Parent validly terminates this Agreement pursuant to Section 6.1(f), then the Company shall promptly (and in any event within five (5) business days) following such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent if one has been so designated by Parent.

(iii)        If the Company validly terminates this Agreement pursuant to Section 6.1(h), then the Company shall prior to or substantially concurrently with such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iv)         Single Payment Only.  The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(v)       Payment; Default.  The Parties acknowledge that the agreements contained in this Section 6.3(b) are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement.  Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that the payment of the Company Termination Fee is not a penalty but instead is liquidated damages in a reasonable amount that shall compensate Parent, Merger Sub and their respective Affiliates in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.  Accordingly, if the Company fails to promptly pay the Company Termination Fee pursuant to this Section 6.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 6.3(b) or any portion thereof, the Company will pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Legal Requirements (collectively, the “Parent Enforcement Expenses”).  The Company Termination Fee and all other payments under this Section 6.3(b) shall be made by the Company to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.

(vi)         Sole and Exclusive Remedy.Subject to the provisions of Section 6.3(d) and Section 7.8, if this Agreement is validly terminated pursuant to Section 6.1, Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 6.3(b) (including, if applicable, Parent’s right to Parent Enforcement Expenses under Section 6.3(b)(v)) will be the sole and exclusive remedy of Parent, Merger Sub, the Equity Financing Parties and the Parent Related Parties against the Company Related Parties arising out of or in connection with this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure.  Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 6.3(b) and any Parent Enforcement Expenses payable pursuant to Section 6.3(b)(v) will be the only monetary damages Parent and Merger Sub and each of their respective Affiliates may recover from Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Legal Requirements arising out of or in connection with any such breach, termination or failure, and upon payment of such amounts, (A) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreements); and (B) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any Legal Proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreements).  Notwithstanding the foregoing, this Section 6.3(b)(vi) will not relieve the Company and its Subsidiaries from any liability (I) if this Agreement is validly terminated by either Party in circumstances where the Company Termination Fee is not owed pursuant to Section 6.3(b) for any Willful Breach of or actual and intentional fraud under this Agreement prior to such termination or (II) for any breaches of the Confidentiality Agreements; provided, that under no circumstances will the collective monetary damages payable by the Company Related Parties for breaches (including in the case of Willful Breach or actual and intentional fraud) or otherwise under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed an amount equal to the Company Termination Fee plus any Parent Enforcement Expenses payable by the Company pursuant to Section 6.3(b)(v) in the aggregate for all such breaches (the “Company Liability Limitation”).  In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation (including in the case of Willful Breach or actual and intentional fraud) against any of the Company Related Parties, and in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation (including in the case of Willful Breach or actual and intentional fraud) against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Legal Requirements arising out of any such breach, termination or failure.

(c)          Reverse Termination Fee.

(i)          If this Agreement is validly terminated pursuant to (A) Section 6.1(g) or (B) Section 6.1(i), then Parent shall promptly (and in any event within five (5) business days) following such termination pay, or cause to be paid, to the Company or its designee (as directed by the Company in writing) an amount in cash equal to the Reverse Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(ii)        If this Agreement is validly terminated pursuant to (A) (i) Section 6.1(b) (to the extent that the applicable Legal Restraint specifically pertains to Antitrust Laws) or (ii) Section 6.1(c) (and at the time of such termination pursuant to Section 6.1(c), all of the conditions set forth in Section 5.1 have been satisfied (or, if any such conditions are by their nature to be satisfied at the Closing, are, on the date of such termination, capable of being satisfied) or waived, other than any of the conditions set forth in Section 5.1(c) (to the extent that the applicable Legal Restraint specifically pertains to Antitrust Laws) or Section 5.1(b) (to the extent specifically pertaining to Antitrust Laws)), and (B) after January 31, 2025, Parent, or any of its Affiliates, acquired or agreed to acquire, or publicly announced the intent to acquire, any assets, business, division or any Person that is a material, direct competitor, and such acquisition was a proximate cause of the failure of the Parties to receive any consents or approvals necessary in connection with the Merger under Antitrust Laws in order for the conditions in Section 5.1(b) or Section 5.1(c), as applicable, to be satisfied, then Parent shall promptly (and in any event within five (5) business days) following such termination pay, or cause to be paid, to the Company or its designee (as directed by the Company in writing) an amount in cash equal to the Regulatory Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.  The agreements contained in this Section 6.3(c)(i) and Section 6.3(c)(ii) are an integral part of the transactions contemplated by this Agreement and without these agreements, the Company would not enter into this Agreement.

(iii)      Single Payment Only.  The Parties acknowledge and agree that in no event will Parent be required to pay the Reverse Termination Fee or Regulatory Termination Fee on more than one occasion, whether or not the Reverse Termination Fee or Regulatory Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(iv)        Payment; Default.  The Parties acknowledge that the agreements contained in this Section 6.3(c) are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement.  Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that the payment of the Reverse Termination Fee or Regulatory Termination Fee is not a penalty but instead is liquidated damages in a reasonable amount that shall compensate the Company and its Affiliates in the circumstances in which the Reverse Termination Fee or Regulatory Termination Fee, as applicable, is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.  Accordingly, if Parent fails to promptly pay the Reverse Termination Fee or Regulatory Termination Fee, as applicable, pursuant to this Section 6.3(c) and, in order to obtain such payment, the Company commences a Legal Proceeding that results in a judgment against Parent for the amount set forth in Section 6.3(c) or any portion thereof, Parent will pay to the Company its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Legal Requirements (collectively, the “Company Enforcement Expenses”).  The Reverse Termination Fee, Regulatory Termination Fee and all other payments under this Section 6.3(c) shall be made by Parent to the Company by wire transfer of immediately available funds to an account designated in writing by the Company.

(v)          Sole and Exclusive Remedy. Subject to the provisions of Section 6.3(d) and Section 7.8, if this Agreement is validly terminated pursuant to Section 6.1, the Company’s receipt of the Reverse Termination Fee or Regulatory Termination Fee, as applicable, to the extent owed pursuant to Section 6.3(c) (including, if applicable, the Company’s right to Company Enforcement Expenses under Section 6.3(c)(iii) will be the sole and exclusive remedy of the Company and the Company Related Parties against the Parent Related Parties arising out of or in connection with this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure.  The Company’s receipt of the Reverse Termination Fee or Regulatory Termination Fee to the extent owed pursuant to Section 6.3(c) and any Company Enforcement Expenses payable pursuant to Section 6.3(c)(iii) will be the only monetary damages the Company and its Affiliates may recover from the Parent Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Legal Requirements arising out of or in connection with any such breach, termination or failure, and upon payment of such amounts, (A) none of the Parent Related Parties will have any further liability or obligation to the Company or its Affiliates relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreements); and (B) none of the Company or any other Person will be entitled to bring or maintain any Legal Proceeding against Parent, Merger Sub or any Parent Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreements).

(d)         Acknowledgement Regarding Specific Performance.  Notwithstanding anything to the contrary in Section 6.3(b) or Section 6.3(c), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 7.8(b), except that, although the Parties, each in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 7.8(b), under no circumstances will a Party be permitted or entitled to receive both (i) specific performance of the other Party’s obligation to effect the Closing and (ii) any payment of the Company Termination Fee (in the case of Parent), the Parent Termination Fee or Regulatory Termination Fee (in the case of the Company) and/or monetary damages in respect of a Willful Breach of the Company (subject to the Company Liability Limitation).

ARTICLE VII.MISCELLANEOUS PROVISIONS

Section 7.1         No Survival of Representations, Warranties, Covenants and Agreements. The Parties acknowledge and agree that (i) none of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Effective Time, and (ii) except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties in this Agreement shall survive, and all rights, claims and causes of actions (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time.

Section 7.2          Amendment.  Prior to the Effective Time and subject to Section 4.9(e), any provision of this Agreement may be amended by the Parties only by action taken or authorized by or on behalf of the respective boards of directors (or duly authorized committees thereof) of the Company and Parent at any time; provided, that such amendment is in writing and is signed by each Party; provided, further, that without the further approval of the Company Stockholders, no such amendment or waiver shall be made or given that requires the approval of the Company Stockholders under the DGCL unless the required further approval is obtained.

Section 7.3          Waiver.  At any time prior to the Effective Time, Parent and the Company may, subject to applicable Legal Requirements, (a) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Party or (c) waive compliance by the other Party with any of the agreements contained herein applicable to such Party or, except as otherwise provided herein, waive any of such Party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single Party for purposes of the foregoing); provided that after obtaining the Company Required Vote and prior to the Effective Time, there shall be no waiver or extension of this Agreement that (x) decreases the Merger Consideration or (y) adversely affects the rights of the Company Stockholders, in the case of each of clauses (x) and (y), without the approval of the Company Stockholders. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.4        Entire Agreement; Counterparts.  This Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreements shall not be superseded and shall remain in full force and effect (except that, for the avoidance of doubt, Section 9 of each of the Confidentiality Agreements shall  not restrict any party thereto from making a confidential proposal to the Board of the Directors of the Company or requesting any amendment or waiver of any provision of such Confidentiality Agreement); provided, further, that, if the Effective Time occurs, the Confidentiality Agreements shall automatically terminate and be of no further force and effect.  For the avoidance of doubt, the Exclusivity Agreement shall be of no further force or effect. This Agreement may be executed in several counterparts, including by facsimile, by email with .pdf attachments, or by other electronic signatures (including, DocuSign and AdobeSign), each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 7.5         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.6          Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, that (x) following the Closing, each Party may assign its rights, interests and obligations hereunder to its Affiliates but such assignment shall not relieve such Party of its obligations or liabilities hereunder and (y) Parent may assign any or all of its rights or interests under this Agreement as a collateral assignment to any Debt Financing Sources providing the Debt Financing without the written consent of the parties hereto, but such assignment shall not relieve such Party of its obligations or liabilities hereunder. No assignment by any Party in accordance herewith will relieve such Party of any of its obligations hereunder.

Section 7.7         No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for: (i) if the Closing occurs, (A) the right of the Company Stockholders to receive the Merger Consideration and (B) the right of the holders of Company Options, RSUs and PSUs to receive the Option Consideration, the RSU Consideration or the PSU Consideration, as applicable; (ii) the provisions set forth in Section 4.9; (iii) the limitations on liability of the Company Related Parties set forth in Section 6.3(b); and (iv) the limitations on liability of the Parent Group set forth in Section 6.3(c).

Section 7.8           Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies; Waiver of Jury Trial.

(a)         This Agreement, and all actions and proceedings arising out of, or relating to the subject matter hereof or the Transactions, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Subject to Section 7.8(c), in any action or proceeding arising out of or relating to this Agreement, the subject matter hereof or any of the Transactions: (i) each of the Parties irrevocably (i) submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom, in each case, sitting in New Castle County in the State of Delaware, (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware, in each case, sitting in New Castle County of the State of Delaware) (such courts, the “Chosen Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this Section 7.8(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties); (ii) waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any Legal Proceeding in the Chosen Courts, (iii) agrees to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any Chosen Court and (iv) agrees not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any court other than the Chosen Courts (except for an action to enforce a judgment of a Chosen Court). Each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 7.9.  The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)        The Parties agree that irreparable damage for which monetary damages (including any fees payable pursuant to Section 4.14(e) and Section 4.14(f)), even if available, would not be an adequate remedy, would occur and that the Parties would not have any adequate remedy at law in the event that the Parties do not perform their obligations under the provisions of this Agreement (or the Equity Commitment Letters) in accordance with its (or their) specified terms or otherwise breach such provisions.  The Parties acknowledge and agree that, subject to the following sentence, (i) the Parties shall be entitled, in addition to any other remedy to which it is entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 7.8(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, at law or in equity, (ii) the provisions set forth in Section 6.3: (x) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement; and (y) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.  It is explicitly agreed that if (A) all of the conditions set forth in Section 5.1 and Section 5.2 have been satisfied (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or waived, (B) the Company has irrevocably confirmed in a written notice to Parent that (x) all of the conditions set forth in Sections 5.1 and 5.2 have been satisfied (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or that it is irrevocably waiving any such unsatisfied conditions at the Closing and (y) if the Equity Financing is funded then it would take such actions that are within its control to cause the Closing to occur in accordance with this Agreement as promptly as practicable and (C) Parent and Merger Sub fail to consummate the Closing by the later of (x) the third (3rd) business day following Parent’s receipt of the notification by the Company that it is ready, willing and able to consummate the Transactions and (y) the date the Closing should have occurred pursuant to Section 1.3, the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Equity Financing to be funded (including to cause Parent and Merger Sub to enforce the obligations of the Equity Financing Parties under the Equity Commitment Letters in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letters).  The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.8(b) shall not be required to provide any bond or other security in connection with any such order or injunction, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Legal Requirements or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The Parties further agree that (x) by seeking the remedies provided for in this Section 7.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 7.8 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 7.8 prior to, or as a condition to, exercising any termination right under Article VI (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding by a Party pursuant to this Section 7.8 or anything set forth in this Section 7.8 restrict or limit such Party’s right to terminate this Agreement in accordance with the terms of Article VI or pursue any other remedies under this Agreement that may be available then or thereafter.  If, prior to the Termination Date, any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other Party or the Company brings any action seeking an injunction, specific performance or other equitable relief in connection with the Equity Commitment Letters, the Termination Date shall automatically be extended by (a) the amount of time during which such Legal Proceeding is pending plus twenty (20) business days; or (b) such other time period as established by the court presiding over such Legal Proceeding.

(c)        EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO OR AGAINST THE DEBT FINANCING ENTITIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SUBJECT MATTER HEREOF, THE DEBT FINANCING OR THE TRANSACTIONS.

Section 7.9         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder: (a) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) if sent by email transmission prior to 5:00 p.m. Eastern Time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 5:00 p.m. Eastern Time, the business day following the date of transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto); provided, that, in each case, the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub (or following the Effective Time, the Company):

c/o GHO Capital Partners LLP
21 St James’ Square
London SW1Y 4JZ
Attention: Mike Mortimer; Alan MacKay; Alison Kiernan
Email: [****], [****], [****], [****]

with a copy to (which shall not constitute notice):

Ropes & Gray LLP
191 North Wacker, 32nd Floor
Chicago, Illinois 60606
Attention: Neill P. Jakobe; Timothy A. Castelli; Zachary R. Blume
Email: Neill.Jakobe@ropesgray.com; Timothy.Castelli@ropesgray.com; zachary.blume@ropesgray.com if to the Company (prior to the Effective Time):

Avid Bioservices, Inc.
14191 Myford Road
Tustin, California 92780
Attention: Mark R. Zeibell
Email: [****]
with a copy to (which shall not constitute notice):

Cooley LLP
55 Hudson Yards
New York, NY 10001
Attention: William B. Sorabella
Email: wsorabella@cooley.com

Section 7.10        Transfer Taxes.  Except as expressly provided in Section 1.7(b), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with this Agreement and the Transactions shall be paid by Parent and Merger Sub when due. Parent and Merger Sub shall file all Tax Returns and other documentation required to be filed with respect to such Taxes and fees.

Section 7.11        Company Disclosure Schedule References.  The Parties agree that the disclosure set forth in any particular Section or subsection of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties or covenants of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations, warranties or covenants of the Company that are set forth in this Agreement for which the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations, warranties or covenants is reasonably apparent on its face.

Section 7.12        No Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties to this Agreement agree on their own behalf and on behalf of their respective Affiliates that no Non-Recourse Party of a Party shall have any liability relating to this Agreement or any of the Transactions (except in the case of intentional fraud by such Non-Recourse Party or as otherwise agreed to in writing by such Non-Recourse Party (including the liability of the Equity Financing Sources under the Equity Commitment Letters and the Guarantees)).

Section 7.13         Certain Interpretations.

(a)       For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.  For purposes of this Agreement, where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires.

(b)        Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, the Parties agree that any rule of construction to the effect that ambiguities or questions of intent or interpretation are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authority of any of the provisions of this Agreement.

(c)        The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the drafting party of such agreement or document.

(d)          As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.  As used in this Agreement, unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  As used in this Agreement, unless otherwise indicated, the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”).  As used in this Agreement, unless otherwise indicated, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and shall not simply mean “if.”

(e)         Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(f)        Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g)       References to “made available” shall mean that such documents or information referenced: (i) were delivered or provided to the Company, Parent, Merger Sub or their respective Representatives, as applicable, at least one (1) business day prior to the execution and delivery of this Agreement; (ii) were contained in the Company’s electronic data room maintained by Datasite at least one (1) business day prior to the execution and delivery of this Agreement; or (iii) were publicly available, without redactions, in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC at least one (1) business day prior to the execution and delivery of this Agreement.

(h)       The information contained in this Agreement and in the Company Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Legal Requirement or breach of Contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(i)           The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 7.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(j)         References to any specific Legal Requirement or to any provision of any Legal Requirement includes any amendment to, and any modification, re‑enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Legal Requirement will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto) as of such date.

(k)           References to “$” or “dollars” refer to United States dollars unless otherwise noted.

(l)           The table of contents and bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 7.14        Debt Financing Entities.  Notwithstanding anything herein to the contrary, the parties hereby agree that (a) no Debt Financing Entity shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 7.14 shall limit the liability or obligations of such Debt Financing Entities under any debt commitment letter, the fee letter related thereto, any credit agreement or any other documents governing or evidencing the debt facility, any credit facilities or other financing provided by any Debt Financing Entity), (b) except as may be set forth in any debt commitment letter, the fee letter related thereto, any credit agreement or any other documents governing or evidencing the debt facility, any credit facilities or other financing provided by any Debt Financing Entity, any action of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Entity arising out of, in connection with, or relating to the Debt Financing, or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the City of New York (Borough of Manhattan), State of New York (and any appellate court thereof), (c) any interpretation of any agreements related to the Debt Financing will be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to principles of conflict of laws (except for any interpretation as to whether a Material Adverse Effect has occurred, which will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware), (d) no party hereto will bring, permit any of their respective controlled Affiliates to bring, or support anyone else in bringing, any such action in any other court, (e) only the Parent (including its permitted successors and assigns) and the other parties to any debt commitment letter, the fee letter related thereto, any credit agreement or any other agreements governing the Debt Financing at their own direction shall be permitted to bring any claim against a Debt Financing Entity for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of any such agreement, (f) no amendment or waiver of this Section 7.14, Section 7.6, Section 7.8(c) or any of the defined terms used herein or therein that is materially adverse to the Debt Financing Entities in their capacity as such shall be effective against such Debt Financing Entities without the prior written consent of the lenders party to the agreements governing the Debt Financing to which such amendment is materially adverse, and (g) the Debt Financing Entities are express and intended third party beneficiaries of this Section 7.14, Section 7.6 and Section 7.8(c).

[Signature pages follow]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

Space Finco, Inc.

By:	/s/ Michael Mortimer
Name:	Michael Mortimer
Title:	Vice President

Space Mergerco, Inc.

By:	/s/ Michael Mortimer
Name:	Michael Mortimer
Title:	Vice President

Avid Bioservices, Inc.

By:	/s/ Nicholas Green
Name:	Nicholas Green
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

Certain Definitions

For purposes of this Agreement (including this Exhibit A):

“2025 Bonus Payment” is defined in Section 4.8(d).

“2029 Convertible Notes” shall mean the Company’s 7.00% Convertible Senior Notes due 2029 issued under the 2029 Indenture.

“2029 Indenture” shall mean the Indenture dated March 12, 2024, by and between the Company and U.S. Bank Trust Company, National Association, as trustee, with respect to the 2029 Convertible Notes.

“401(k) Termination Date” is defined in Section 4.8(c).

“Acceptable Confidentiality Agreement” is defined in Section 4.3(a).

“Acquisition Inquiry” shall mean any inquiry regarding, or the making of any proposal or offer that would reasonably be expected to lead to, an Acquisition Proposal.

“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, providing for, in a single transaction or series of related transactions, any (A) acquisition or license of assets of the Company and its Subsidiaries equal to 20% or more of the consolidated assets of the Company and its Subsidiaries or to which 20% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable, (B) direct or indirect purchase or other acquisition by any Person or entity (or Persons acting in concert) or group, whether from the Company or any other Person(s), of outstanding Shares representing more 20% or more of the outstanding Shares after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender or exchange offer by any Person or entity (or Persons acting in concert) or group that, if consummated in accordance with its terms, would result in such Person or entity (or Persons acting in concert) or group beneficially owning 20% or more of the outstanding Shares after giving effect to the consummation of such tender or exchange offer, or (C) merger, consolidation, amalgamation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or entity (or Persons acting in concert) or group beneficially owning 20% or more of the outstanding Shares, in each case, other than the Transactions.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” is defined in the preamble to this Agreement.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, the Anti‑Kickback Act of 1986, the UK Bribery Act of 2010, and any applicable Legal Requirements of similar effect.

“Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state Legal Requirements and other applicable Legal Requirements (including non-U.S. Legal Requirements) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, or abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly and all Legal Requirements and orders issued by a Governmental Body relating to foreign investment or national security.

“Balance Sheet” is defined in Section 2.8.

“Bankruptcy and Equity Exceptions” is defined in Section 2.11(b).

“Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in New York, New York are authorized or required by Legal Requirements to be closed.

“Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Company, as amended.

“Certificates” is defined in Section 1.7(b).

“Change in Circumstance” shall mean any material event, fact, occurrence or development or material change in circumstances with respect to the Company and its Subsidiaries that (a) was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or if known to the Company Board as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement) and first becomes known (or the consequences become known, if applicable) to the Company Board after the execution and delivery of this Agreement and prior to the time the Company Required Vote is obtained and (b) does not relate to (i) any Acquisition Proposal, (ii) any events, changes or circumstances relating to Parent, Merger Sub or any of their Affiliates, (iii) the fact, in and of itself, that the Company meets or exceeds any internal or analysts’ expectations or projections for the results of operations for any period ending on or after the date of this Agreement (provided, that the exception in this clause (iii) shall not prevent or otherwise affect any such development or change underlying the Company meeting or exceeding such metrics from being taken into account in determining whether a Change in Circumstance has occurred), (iv) any changes after the date of this Agreement in the market price or trading volume of the shares of Company Common Stock (provided, that the exception in this clause (iv) shall not prevent or otherwise affect any such development or change underlying such change in market price or trading value from being taken into account in determining whether a Change in Circumstance has occurred) or (v) any events, changes or circumstances resulting primarily from a breach of this Agreement by the Company.

“Chosen Courts” is defined in Section 7.8(a).

“Closing” is defined in Section 1.3(a).

“Closing Date” is defined in Section 1.3(a).

“Code” shall mean the Internal Revenue Code of 1986.

“Company” is defined in the preamble to this Agreement.

“Company Acquisition Agreement” is defined in Section 4.3(b).

“Company Adverse Change Recommendation” is defined in Section 4.4(a).

“Company Associate” shall mean each officer, employee, or natural person who is an independent contractor, consultant or director, of or to the Company or any of its Subsidiaries.

“Company Board” is defined in Recital B of this Agreement.

“Company Board Recommendation” is defined in Recital B of this Agreement.

“Company Breach Notice Period” is defined in Section 6.1(e).

“Company Common Stock” shall mean the common stock, par value of $0.001 per share, of the Company.

“Company Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party.

“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the date of this Agreement.

“Company Enforcement Expenses” is defined in Section 6.3(c)(iv).

“Company Equity Plans” shall mean the Company’s 2010 Stock Incentive Plan, as amended, the Company’s 2011 Stock Incentive Plan, as amended and the Company’s 2018 Omnibus Incentive Plan, as amended.

“Company ESPP” shall mean the Company’s 2010 Employee Stock Purchase Plan.

“Company IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Lease” shall mean any Company Contract pursuant to which the Company or its Subsidiaries leases or subleases Leased Real Property from another Person.

“Company Liability Limitation” is defined in Section 6.3(b)(vi)(ii).

“Company Options” shall mean all outstanding options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Preferred Stock” shall mean the preferred stock, par value of $0.001 per share, of the Company.

“Company Related Parties” shall mean, collectively, (A) the Company and its Subsidiaries and each of their Affiliates and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, members, managers, general or limited partners, stockholders and assignees of the Company, any of its Subsidiaries and each of their Affiliates.

“Company Required Vote” shall mean the affirmative vote of the holders of a majority of the outstanding Shares in favor of the adoption of this Agreement and approval of the Merger.

“Company SEC Documents” is defined in Section 2.6(a).

“Company Stock Awards” shall mean all Company Options, RSUs and PSUs.

“Company Stockholder” shall mean a holder of Company Common Stock.

“Company Stockholder Meeting” is defined in Section 4.5.

“Company Termination Fee” shall mean a fee equal to $32,000,000.

“Confidentiality Agreements” is defined in Section 4.1(a).

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Continuing Employee” is defined in Section 4.8.

“Contract” shall mean any legally binding agreement, contract, subcontract, lease, instrument, bond, debenture, note, indenture, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature.

“Current ESPP Offering Periods” is defined in Section 4.7.

“Data Security Requirements” shall mean, to the extent governing the privacy, data protection or security of any Personal Information, all applicable (i) Legal Requirements (including the Health Insurance Portability and Accountability Act of 1996 and the EU General Data Protection Regulation), (ii) written privacy policies, and (iii) binding contractual requirements to which the Company or any of its Subsidiaries is a party.

“DEA” shall have the meaning set forth in Section 2.13(b)Section 2.13(b).

“Debt Financing” shall have the meaning set forth in Section 4.14(a).

“Debt Financing Entities” means the Debt Financing Sources, together with their respective Affiliates, and their and their respective Affiliates’ current or future officers, directors, employees, attorneys, advisors, agents and representatives involved in the Debt Financing and the respective successors and permitted assigns of each of the foregoing.

“Debt Financing Sources” shall mean the Persons (other than Parent, the Equity Financing Parties and Merger Sub and their respective Affiliates), if any, in their respective capacities as such, that commit to provide, arrange, underwrite or place all or any portion of the Debt Financing or any alternate debt financing in connection with the Merger, together with their respective Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives involved in the Debt Financing or such alternate debt financing and the successors and assigns of each of the foregoing.

“Delisting Period” shall have the meaning set forth in Section 4.17(b).

“Determination Notice” is defined in Section 4.4(b)(i).

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” is defined in Section 1.8.

“DOJ” shall mean the U.S. Department of Justice.

“DTC” shall mean the Depository Trust Company.

“Effective Time” is defined in Section 1.3(b).

“Employee Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each other salary, bonus, commission, employment, consulting, equity or equity-based, employee loan, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefit, hospitalization, medical, life or other insurance, flexible benefit, supplemental unemployment benefit, profit-sharing, pension, retirement, supplemental retirement, tax gross-up, expense reimbursement, welfare, fringe benefit, change of control, transaction, retention, post-termination or post-employment health and welfare, salary continuation, or other compensation or benefit plan, policy, program, agreement or arrangement sponsored, maintained, contributed to or required to be contributed to by the Company and its Subsidiaries for the benefit of any Company Associate or former officer, employee, or natural person who is an independent contractor, consultant or director, of or to the Company or any of its Subsidiaries or with respect to which the Company and its Subsidiaries could reasonably be expected to have any contingent or other liability.

“Encumbrance” shall mean any lien (including statutory liens for Taxes), license, pledge, hypothecation, lease charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, subscription right, easement, servitude, proxy, voting trust, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” shall mean any federal, state, local, foreign or other Legal Requirements relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure to Hazardous Materials.

“Equity Commitment Letters” shall have the meaning set forth in Section 3.6.

“Equity Financing” shall have the meaning set forth in Section 3.6.

“Equity Financing Parties” shall have the meaning set forth in Section 3.6.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exclusivity Agreement” is defined in Section 4.3(b).

“FDA” is defined in Section 2.13(b)(i).

“Financing” shall have the meaning set forth in Section 4.14(a).

“Foreign Employee Plan” is defined in Section 2.18(d).

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” is defined in Section 2.6(b).

“Government Official” shall mean any officer or employee of a Governmental Body or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such Governmental Body, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authorization” shall mean any (a) permit, license, certificate, franchise, permission, approval, exception, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean (a) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) any federal, state, local, municipal, foreign or other government; or (c) any governmental or quasi‑governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body, Regulatory Authority or Entity and any court, arbitrator, mediator or other tribunal.

“Governmental Program” means any “Governmental Program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, Medicaid, CHAMPVA, TRICARE, the United States Department of Veteran Affairs, and all other health care reimbursement programs funded and/or regulated by any Governmental Body.

“Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined as hazardous, toxic or words of similar meaning under any Environmental Law and includes any pollutant, contaminant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste, lead, asbestos and per- or polyfluoroalkyl substances.

“Healthcare Laws” means any and all federal, state, local, or foreign healthcare and FDA related Legal Requirements, applicable to the Company and its Subsidiaries including those Legal Requirements related to the nonclinical and clinical research, investigation, development, production, design, manufacturing, packaging, handling, labeling, marketing, advertising, promotion, import, export, testing, sale, sampling, distribution, shipping, transport, use, and commercialization of pharmaceutical or biological products (and components thereof), including the United States Federal Food, Drug and Cosmetics Act, 21 U.S.C. § 301 et seq; the Public Health Service Act, 42 U.S.C. § 201 et seq.; the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; Legal Requirements governing the protection of human research subjects;  the Controlled Substances Act, 21 U.S.C. § 801 et seq., and Legal Requirements governing the manufacture, possession, and distribution of controlled substances; state board of pharmacy Legal Requirements; and any comparable state, federal, or foreign Legal Requirement relating to any of the foregoing.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-bound License” is defined in Section 2.10(d).

“Indebtedness” shall mean, with respect to the Company and its Subsidiaries, (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person (other than, with respect to the Company and its Subsidiaries, to the Company or any of its Subsidiaries), including the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties and unpaid fees or expenses thereon; (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person; (c) any obligations in respect of letters of credit (to the extent drawn) and bankers’ acceptances (other than letters of credit used as security for leases) to the extent drawn upon the counterparty thereto; (d) all obligations under finance leases (as determined in accordance with GAAP); and (e) any guaranty of any such obligations described in clauses (a) through (d) of any Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

“Indemnified Persons” is defined in Section 4.9(a).

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, rights in Software, data and databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers, domain names and URLs, social media accounts and handle, and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know‑how, confidential and proprietary information, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other proprietary rights or intellectual property rights of every kind and nature; and (f) all registrations, renewals, extensions, statutory invention registrations, provisionals, non-provisionals, continuations, continuations-in-part, divisionals, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“IRS” shall mean the Internal Revenue Service.

“knowledge” shall mean, with respect to the Company, the actual knowledge, after reasonable internal inquiry of their direct reports primarily responsible for such matters, of the individuals set forth on Section 1.01 of the Company Disclosure Schedule (the “Knowledge Parties”) as of the date hereof.

“Leased Real Property” is defined in Section 2.9(b).

“Legal Proceeding” shall mean any claim, action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, or appellate proceeding), mediation, investigation or hearing commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, order, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body or any Regulatory Authority (or under the authority of the Nasdaq).

“Legal Restraint” is defined in Section 5.1(c).

“Match Period” is defined in Section 4.4(b)(i).

“Material Adverse Effect” shall mean any fact, event, occurrence, effect, condition, change, development or circumstance (each, an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of, relating to or resulting from the following, shall be deemed in and of themselves, either alone or in combination, to be or constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to have, a Material Adverse Effect: (i) any Effect generally affecting any industry in which the Company or its Subsidiaries operates; (ii) any general economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets, in each case in the United States or any other country or region; (iii) any Effect arising directly or indirectly from or otherwise relating to changes in interest rates, inflation rates or fluctuations in the value of any currency; (iv) any Effect in regulatory, legislative or political conditions in the United States or any other country or region in the world; (v) any act of terrorism, cyberterrorism, war, civil unrest, national or international calamity, weather, earthquakes, hurricanes, tornados, natural disasters, climatic conditions, pandemic (including the COVID-19 pandemic, and any variations thereof or related or associated epidemics, pandemics or disease outbreaks) or epidemic or any other similar event (and any escalation or worsening of any of the foregoing); (vi) any change in Legal Requirements or GAAP, or interpretations of any Legal Requirements or GAAP; (vii) any change in the market price, credit rating or trading volume of the Company’s stock or other securities or any change affecting the ratings or the ratings outlook for the Company (provided, that the underlying factors contributing to any such change shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (viii) any failure by the Company or any of its Subsidiaries to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying factors contributing to any such failure shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (ix) any Effect arising out of or relating to the announcement, execution, pendency or performance of this Agreement and the Transactions, including (A) any action taken or not taken by the Company or any of its Subsidiaries at the written request of Parent, (B) the initiation or settlement of any Legal Proceedings threatened or commenced by or involving any holder of Shares arising out of or related to this Agreement or the transactions contemplated hereby, (C) any Effect that arises out of or relates to the identity of, or any facts or circumstances relating to, Parent or any of its Affiliates or (D) the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, financing sources, customers, suppliers, partners, Governmental Bodies, or other business or regulatory relationships; provided, that, this foregoing clause (ix) shall not apply with respect to Section 2.4 to the extent it addresses the consequences of the announcement of, or the compliance with, this Agreement, or the pendency of this Agreement or consummation of the Transactions; or (x) any Effect resulting or arising from Parent’s or Merger Sub’s breach of this Agreement or an Equity Financing Party’s breach of the Equity Commitment Letter; provided. further, that any Effect referred to in the foregoing clauses (i) through (vi) may be taken into account in determining whether there has been a Material Adverse Effect to the extent such Effect has or would reasonably be expected to have a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated participants in the industries in which the Company and its Subsidiaries operate (with the incremental materially disproportionate adverse Effects taken into account).

“Material Contract” is defined in Section 2.11(a).

“Merger” is defined in Recital B of this Agreement.

“Merger Consideration” is defined in Section 1.6(a)(iii).

“Merger Sub” is defined in the preamble to this Agreement.

“Nasdaq” shall mean The Nasdaq Capital Market.

“Non-Recourse Party” means, with respect to a Party, any of such party’s former, current and future direct or indirect equity holders, controlling Persons, directors, managers, officers, employees, legal counsel, financial advisors, agents, representatives, Affiliates, members, general or limited partners, successors or assignees (or any former, current or future equity holder, controlling Person, director, manager, officer, employee, legal counsel, financial advisors, agent, representative, Affiliate, member, general or limited partner, successor or assignee of any of the foregoing).

“OIG” is defined in Section 2.13(b).

“Option Consideration” is defined in Section 1.9(a).

“Out-bound License” is defined in Section Section 2.10(d).

“Parent” is defined in the preamble to this Agreement.

“Parent Breach Notice Period” is defined in Section 6.1(g).

“Parent Enforcement Expenses” is defined in Section 6.3(b)(v).

“Parent Material Adverse Effect” shall mean any Effect that, individually or in the aggregate with one or more other Effects, would or would be reasonably expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

“Parent Plans” is defined in Section 4.8(b)(iii).

“Parent Related Parties” shall mean (A) Parent, Merger Sub and their respective Affiliates and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and their respective Affiliates.

“Parties” shall mean Parent, Merger Sub and the Company.

“Paying Agent” is defined in Section 1.7(a).

“Paying Agent Agreement” is defined in Section 1.7(a).

“Payment Fund” is defined in Section 1.7(a).

“Permitted Encumbrance” shall mean (a) any Encumbrance that arises for Taxes either (i) not yet due and payable or (ii) the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including any mechanics’, carriers’, workers’, repairers’, materialmen’s or similar Encumbrances arising or incurred in the ordinary course of business, but excluding any such Encumbrances arising as a result of any breach by the Company or its Subsidiaries); (c) any non-exclusive license of Company IP granted by the Company or any of its Subsidiaries to their customers or service providers in the ordinary course of business; and (d) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” shall mean any information in the possession, custody, or control of, or Processed by, the Company or its Subsidiaries, that (i) identifies, could be used to identify, or is otherwise related to an individual person or household, or (ii) constitutes “personal data,” “personal information,” “protected health information”, or similar term as defined by applicable Legal Requirements.

“Post-Closing SEC Reports” is defined in Section 4.17(b).

“Pre-Closing Period” is defined in Section 4.1.

“Processed” or “Processing” means any operation or set of operations which is performed on Personal Information, whether by automated means, including to store, collect, copy, process, transfer, transmit, display, access, use, adapt, record, retrieve, organize, structure, erase or disclose, sell, rent, license, disseminate or otherwise make available or other actions that are otherwise defined as ‘processed’ or ‘processing’ under Data Security Requirements.

“Prohibited Modifications” is defined in Section 4.13.

“Proxy Statement” is defined in Section 4.5.

“PSU” is defined in Section 1.9(c).

“PSU Consideration” is defined in Section 1.9(c).

“Recent SEC Reports” is defined in the preamble to Article II of this Agreement.

“Reference Date” shall mean the last business day prior to the date of this Agreement.

“Registered IP” shall mean all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body or, solely for domain names, private registrar, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.

“Regulatory Authority” means any Governmental Body with authority over the quality, identity, strength, purity, safety, efficacy, research, development, testing, investigation, manufacture, packaging, labeling, storage, distribution, advertising, marketing, import, export, or sale of any product that the Company and its Subsidiaries manufacture or are developing, or as to which the Company and its Subsidiaries provide any service.

“Regulatory Termination Fee” shall mean $32,000,000.

“Reimbursement Obligations” is defined in Section 4.14(f).

“Released” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, soil-gas, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“Required Amount” is defined in Section 3.7.

“Required Financing Information” means interim unaudited consolidated balance sheet of the Company and its Subsidiaries as of the last day of each fiscal quarter ended after September 30, 2024 and least 45 days prior to the Effective Time and the related statements of income and cash flows of the Company and its Subsidiaries for each such fiscal quarter.

“Reverse Termination Fee” shall mean $64,000,000.

“RSU” is defined in Section 1.9(b).

“RSU Consideration” is defined in Section 1.9(b).

“Sanctioned Country” shall mean any country or territory that is subject to a country-wide embargo by the U.S. Government, including Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions in Ukraine.

“Sanctioned Person” shall mean any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or any Legal Requirement relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Legal Requirements administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation (collectively, “Export-Import Laws”), including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” shall mean all Legal Requirements relating to economic or trade sanctions, including the Legal Requirements administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, and the European Union.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Security Incident” shall mean any (i) unauthorized or unlawful acquisition, loss, access to, disclosure, use, or modification of Sensitive Information, (ii) ransomware, phishing, or other cyberattack; or (iii) other act or omission that compromises the security, confidentiality, integrity, or availability of Sensitive Information or Systems.

“Sensitive Information” means (i) all Personal Information; and (ii) other confidential or proprietary business or customer data and trade secret information in the Company’s or its Subsidiaries’ possession, custody, or control.

“Share” is defined in Section 1.6(a)(i).

“Software” means computer software programs and databases, including all source code, object code, firmware, specifications, designs and documentation therefor.

“Subsidiary” shall mean, with respect to any Person, an Entity in which such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity or financial interests.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal that the Company Board (or committee thereof) determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, and taking into account all relevant terms and conditions of such Acquisition Proposal that the Company Board (or a committee thereof) reasonably determines to be relevant, (a) is reasonably capable of being completed on the terms proposed, and (b) if consummated, would result in a transaction more favorable to the Company Stockholders (solely in their capacities as such) from a financial point of view than the Transactions (taking into account all legal, regulatory, financial, certainty of closing, timing and other aspects of such proposal that the Company Board (or a committee thereof) reasonably determines to be relevant and the Person making such proposal, and any revisions to this Agreement, the Equity Commitment Letters, the Guarantees, or any other binding written proposal made or offered in writing by Parent prior to the applicable time of such determination to the extent such proposal has not been withdrawn as of such time); provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“Surviving Corporation” is defined in Recital B of this Agreement.

“Systems” means all networks, servers, switches, endpoints, platforms, electronics, websites, software, storage, firmware, hardware, and related information technology or outsourced services, and all electronic connections between them, that are owned, operated, or used by the Company or its Subsidiaries, including in connection with their products or services.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation” or other similar state anti-takeover Legal Requirements.

“Tax” shall mean any tax (including any income or similar tax, franchise tax, capital gains tax, capital stock tax, gross receipts tax, profits tax, license tax, severance tax, occupation tax, documentary tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, alternative tax, add-on tax, or any other fine, charge or levy in the nature of tax), including any interest, penalty or addition thereto, in each case imposed by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax, including any amendment thereof.

“Termination Date” is defined in Section 6.1(c).

“Third-Party Payor Program” means such private, non-governmental healthcare programs, including to any private insurance program.

“Trade Control Laws” is defined in Section 2.14(a).

“Transaction Litigation” means any Legal Proceeding commenced or threatened against the Company or any of its Subsidiaries or Affiliates, including any directors or executive officers of the Company, or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement, other than any Legal Proceedings among the Parties related to this Agreement, the Guarantees or the Equity Commitment Letters.

“Transactions” shall mean (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement, including the Merger.

“Treasury Regulations” shall mean the regulations promulgated under the Code.

“Willful Breach” shall mean a material breach of this Agreement that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a breach of this Agreement. Without limitation to the foregoing, it is agreed by the Parties that the following actions, if they occur, shall fall within the definition of Willful Breach: Failure of Parent or Merger Sub to close the Merger pursuant to Section 1.3 when all conditions set forth in Section 5.1 and Section 5.2 have been satisfied.